    As filed with the Securities and Exchange Commission on August 6, 1999
                                                     Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------
                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                            SYCAMORE NETWORKS, INC.
            (Exact name of registrant as specified in its charter)
                                ---------------
        Delaware                  3576                  04-3410558
     (State of other        (Primary Standard        (I.R.S. Employer
     jurisdiction of           Industrial         Identification Number)
    incorporation or       Classification Code
      organization)              Number)

                                ---------------
                              10 Elizabeth Drive
                             Chelmsford, MA 01824
                                (978) 250-2900
    (Address Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                ---------------
                                Daniel E. Smith
                     President and Chief Executive Officer
                            Sycamore Networks, Inc.
                              10 Elizabeth Drive
                             Chelmsford, MA 01824
                                (978) 250-2900
                (Name, Address Including Zip Code and Telephone
              Number, Including Area Code, of Agent for Service)
                                ---------------
                                  Copies to:
  MARK G. BORDEN, ESQ.    MICHAEL D. HOCHBERG,      WILLIAM B. ASHER, JR.,
 JEFFREY A. STEIN, ESQ.           ESQ.                       ESQ.
    HALE AND DORR LLP        GENERAL COUNSEL           TESTA, HURWITZ &
     60 State Street     SYCAMORE NETWORKS, INC.        THIBEAULT, LLP
    Boston, MA 02109       10 Elizabeth Drive           125 High Street
  Telephone: (617) 526-   Chelmsford, MA 01824         Boston, MA 02110
          6000            Telephone: (978) 250-      Telephone: (617) 248-
Telecopy: (617) 526-5000          2900                       7000
                          Telecopy: (978) 256-     Telecopy: (617) 248-7100
                                  3434
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

    Title of each class of          Proposed Maximum            Amount of
 securities to be registered   Aggregate Offering Price(1) Registration Fee(2)
------------------------------------------------------------------------------
Common Stock, $.001 par value
 per share....................        $115,000,000               $31,970

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)
Issued     , 1999

                                       Shares


                                  COMMON STOCK

                                  -----------

Sycamore Networks, Inc. is offering     shares of its common stock. This is our
initial public offering and no public market currently exists for our shares.
We anticipate that the initial public offering price will be between $    and
$    per share.

                                  -----------

We have applied to list our common stock on the Nasdaq National Market under the symbol "SCMR."

                                  -----------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                  -----------

                               PRICE $    A SHARE

                                  -----------

                                                       Underwriting
                                            Price to   Discounts and Proceeds to
                                             Public     Commissions   Sycamore
                                            --------   ------------- -----------
Per Share.................................    $            $            $
Total..................................... $            $            $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sycamore Networks, Inc. has granted the underwriters the right to purchase up
to an additional      shares of common stock to cover over-allotments. Morgan
Stanley & Co. Incorporated expects to deliver the shares to purchasers on , 1999.

                                  -----------

MORGAN STANLEY DEAN WITTER

        LEHMAN BROTHERS

                 J.P. MORGAN & CO.

                                                           DAIN RAUSCHER WESSELS
                              a division of Dain Rauscher Incorporated

      , 1999

                               [gatefold artwork]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Prospectus Summary..................    4
Risk Factors........................    6
Special Note Regarding Forward-
 Looking Statements.................   16
Use of Proceeds.....................   17
Dividend Policy.....................   17
Capitalization......................   18
Dilution............................   19
Selected Financial Data.............   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   21

                                   Page
                                   ----
Business.........................   26
Management.......................   36
Certain Transactions.............   43
Principal Stockholders...........   45
Description of Capital Stock.....   46
Shares Eligible for Future Sale..   49
Underwriters.....................   51
Legal Matters....................   53
Experts..........................   53
Where You Can Find More
 Information.....................   53
Index to Financial Statements....  F-1

   We are a Delaware corporation. Our principal executive offices are located at 10 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 250-2900. Our World Wide Web site address is www.sycamorenet.com. The information in the Web site is not incorporated by reference into this prospectus. Sycamore Networks, SN 6000, SN 8000, SilvxSource, SilvxManager, SN 16000 and SilvxONMS are our trademarks. This prospectus also contains trademarks of other companies.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

   Until       , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   Except as set forth in the financial statements or as otherwise indicated, all information in this prospectus:

  . assumes no exercise of the underwriters' over-allotment option;

  . reflects the conversion of all outstanding shares of our redeemable convertible preferred stock into 15,761,075 shares of common stock upon the closing of the offering; and

  . reflects the filing, as of the closing of the offering, of our amended and restated certificate of incorporation and the adoption of our amended and restated by-laws implementing certain provisions described below under "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

   Sycamore's fiscal year ends on July 31 of the referenced year. For example, references to the "1999 fiscal year" mean the fiscal year ending on July 31, 1999.

                               PROSPECTUS SUMMARY

   The following summary is qualified by the more detailed information and financial statements and notes appearing elsewhere in this prospectus.

                            SYCAMORE NETWORKS, INC.

   We develop and market software-based optical networking products that enable network service providers to quickly and cost effectively provide bandwidth and create new high speed data services. Our target customers are competitive local exchange carriers, incumbent local exchange carriers, long distance carriers, Internet service providers, cable operators, foreign telephone companies and wholesale carriers, all of which we refer to as "service providers". We believe that the existing public network is unable to meet the demands of high speed data applications that are driving network growth. As data traffic on the public network continues to grow at rates that surpass available network capacity, we believe that service providers will require new solutions to relieve network congestion and create new data services.

   We call our products "intelligent optical networking products" because they are designed to transmit and manage data directly on wave lengths of light, "wavelengths", for transmission over fiber optic cable. This will improve the efficiency of the network, because data can be moved across the network and managed entirely in the optical domain. In contrast, the existing SONET/SDH architecture requires optical signals travelling across the network to be converted into electrical signals at each network transit point, and then re-converted into optical signals for transport to the next transit point. The multiple conversions required in a SONET/SDH network increase network complexity and cost. Our products are based on a common software architecture that we believe has a number of significant benefits, including accelerating our release of new products and enabling our customers to upgrade their networks without significant new capital equipment or retraining.

   Our products are designed to address the current and future needs of service providers by offering an end-to-end optical networking solution that provides the following benefits:

  . Improves Network Flexibility and Scalability. Our software-based equipment is designed to allow service providers to improve the flexibility and scalability of their networks without the long lead times and large initial capital investment presently required for a network buildout.

  . Enables Rapid Service Delivery. Our products are designed to shorten the time it takes for service providers to increase bandwidth and provide services.

  . Facilitates Introduction of New Data Services and Creation of New Revenue
    Opportunities for Service Providers. The software-based intelligence of our products allows us to rapidly introduce new features into our products, which can in turn be offered as new services by service providers to their customers.

  . Protects Existing Investments. Our products are designed to enable service providers to increase the functionality and improve the performance of their networks without sacrificing their existing infrastructure investments in SONET/SDH equipment.

   We market our products through a direct sales force and intend to establish relationships with selected original equipment manufacturers and other marketing partners, both domestically and internationally. In addition, we work collaboratively with our customers and prospective customers to help them identify and create new high speed data services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts.

                              RECENT DEVELOPMENTS

   We began shipping our SN 6000 Intelligent Optical Transport product to one customer in the fourth quarter of fiscal 1999. Our initial customer for this product is Williams Communications, Inc. We expect to recognize revenue of approximately $11.3 million in the fourth quarter of fiscal 1999 in connection with these shipments.

                                  THE OFFERING

Common stock offered............      shares
Common stock to be outstanding        shares
after this offering.............
Use of proceeds................. We intend to use the net proceeds from this offering for general corporate purposes,
                                 including working capital and capital
                                 expenditures, and the repayment of certain
                                 indebtedness. See "Use of Proceeds."
Proposed Nasdaq National Market  "SCMR"
symbol..........................

   The above information is based upon the number of shares of common stock outstanding as of June 30, 1999 and excludes 1,837,700 shares of common stock issuable upon exercise of outstanding options at an average exercise price of $.81 per share and 6,381,300 shares of common stock reserved for issuance under our stock plan as of June 30, 1999.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                         Period from inception
                                          (February 17, 1998)  Nine months ended
                                         through July 31, 1998    May 1, 1999
                                         --------------------- -----------------
Statement of Operations Data:
Revenue................................          $  --             $     --
Total operating expenses...............            793               10,591
Loss from operations...................           (793)             (10,591)
Net loss...............................           (693)             (10,103)
Pro forma basic and diluted net loss
 per share (unaudited).................          $(.11)            $  (1.08)
Weighted average shares used in comput-
 ing pro forma basic and diluted net
 loss per share (unaudited)............          6,252                9,351

   Weighted average shares used in computing pro forma basic and diluted net loss per share shown above exclude unvested shares of common stock subject to repurchase rights, which totalled 1,752,000 and 4,230,000 for the period from inception (February 17, 1998) through July 31, 1998 and the nine months ended May 1, 1999, respectively. The pro forma as adjusted column in the balance sheet data below gives effect to the conversion of our outstanding preferred stock into common stock upon the closing of this offering and the sale of the shares of common stock in this offering at an assumed initial public offering price of $ , after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                            As of May 1, 1999
                                                          ----------------------
                                                                      Pro forma
                                                           Actual    as adjusted
                                                          ---------  -----------
Balance Sheet Data:
Cash, cash equivalents and marketable securities......... $  26,337     $
Working capital..........................................    26,726
Total assets.............................................    37,502
Long-term obligations, less current portion..............       666
Redeemable convertible preferred stock...................    40,771
Total stockholders' equity (deficit)..................... $ (10,113)    $

                                 RISK FACTORS

   This offering and an investment in our common stock involve a high degree of risk. You should consider carefully the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

   We Expect that Substantially All Of Our Revenues Will Be Generated From A Limited Number Of Customers

   We currently have only one customer, Williams Communications. Williams is not contractually committed to purchase any minimum quantities of products from us. We expect that in the foreseeable future substantially all of our revenues will continue to depend on sales of our intelligent optical networking products to Williams and a limited number of potential new customers. Williams is currently using our SN 6000 product in its internal network and plans in the future to introduce commercial services based on this product. We cannot assure you that Williams will introduce commercial services on a timely basis, if at all, and any delay in such introduction or failure to introduce such services would seriously harm our revenues, results of operations and financial condition. The rate at which our current and prospective customers purchase products from us will depend, in part, on their success in selling communications services based on these products to their own customers. Any failure of these customers to purchase products from us for any reason, including any downturn in the business of these customers, would seriously harm our business, results of operations and financial condition.

   Our Business Is Difficult To Evaluate Because We Have A Limited Operating History

   We were founded in February 1998 and shipped our first intelligent optical networking product in May 1999. We have limited meaningful historical financial data upon which to base projected revenues and planned operating expenses and upon which investors may evaluate us and our prospects. In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are and will continue to be fixed. You should consider the risks and difficulties frequently encountered by companies like ours in a new and rapidly evolving market. Our ability to sell products, and the level of success, if any, we achieve, depends, among other things, on the level of demand for intelligent optical networking products, which is a new and rapidly evolving market.

   Our Failure To Increase Our Revenues Would Prevent Us From Achieving And Maintaining Profitability

   We have incurred significant losses since inception and expect to continue to incur losses in the future. As of May 1, 1999, we had an accumulated deficit of $10.8 million. We have not achieved profitability on a quarterly or annual basis, and anticipate that we will continue to incur net losses. We cannot be certain that our revenues will grow or that we will generate sufficient revenues to achieve or sustain profitability. We have large fixed expenses and we expect to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. As a result, we will need to generate significantly higher revenues to achieve and maintain profitability.

   We Are Entirely Dependent On Our Line Of Intelligent Optical Networking Products And Our Future Revenue Depends On Their Commercial Success

   Our future growth depends on the commercial success of our line of intelligent optical networking products. To date, our SN 6000 Intelligent Optical Transport product is the only product that has been shipped to a customer. We intend to develop and introduce new products and enhancements to existing products in the future. We cannot assure you that we will be successful in completing the development or introduction of these products. Failure of our current or planned products to operate as expected could delay or prevent their adoption. If our target customers do not adopt, purchase and successfully deploy our current and planned products, our revenues will not grow significantly and our business, results of operations and financial condition will be seriously harmed.

   Because Our Products Are Complex And Are Deployed In Complex Environments, They May Have Errors Or Defects That We Find Only After Full Deployment, Which Could Seriously Harm Our Business

   Our intelligent optical networking products are complex and are designed to be deployed in large and complex networks. Because of the nature of the products, they can only be fully tested when completely deployed in very large networks with high amounts of traffic. To date, the SN 6000 is the only product that has been shipped to a customer, and that customer is currently using our product solely in its internal network. Our customers may discover errors or defects in the hardware or the software, or the product may not operate as expected, after it has been fully deployed. If we are unable to fix errors or other problems that may be identified in full deployment, we could experience:

  . loss of or delay in revenues and loss of market share;

  . loss of customers;

  . failure to attract new customers or achieve market acceptance;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by our customers; and

  . increased insurance costs.

   The Long And Variable Sales Cycles For Our Products May Cause Revenues And Operating Results To Vary Significantly From Quarter To Quarter

   A customer's decision to purchase our intelligent optical networking products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. As a result, our sales cycle is likely to be lengthy. Throughout the sales cycle, we spend considerable time and expense educating and providing information to prospective customers about the use and features of our products. Even after making a decision to purchase, we believe that our customers will deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skills of the customer, the size of the network deployment, the complexity of the customer's network environment and the degree of hardware and software configuration necessary. Customers with significant or complex networks usually expand their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. Because of our limited operating history and the nature of our business, we cannot predict these sales and deployment cycles. The long sales cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, may cause our revenues and results of operations to vary significantly and unexpectedly from quarter to quarter.

   We Depend On The Growth Of Our Customer Base

   Our future success will depend on the growth of our customer base. The growth of our customer base could be adversely affected by:

  . customer unwillingness to implement our new optical networking architecture;

  . any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

  . new product introductions by our competitors;

  . any failure of our products to perform as expected; or

  . any difficulty we may incur in meeting customers' delivery requirements.

   The Intelligent Optical Networking Market Is New And Our Business Will Suffer If It Does Not Develop As We Expect

   The market for intelligent optical networking products is new. We cannot be certain that a viable market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business, results of operations and financial condition would be seriously harmed.

   Our Business Will Suffer If We Do Not Respond Rapidly To Technological
Changes

   The market for intelligent optical networking products is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, results of operations and financial condition.

   In developing our products, we have made, and will continue to make, assumptions about the standards that may be adopted by our customers and competitors. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, the introduction of products incorporating new technologies and the emergence of new industry standards could render our existing products obsolete.

   In addition, in order to introduce products incorporating new technologies and new industry standards, we must be able to gain access to the latest technologies of our customers, our suppliers and other network vendors. Any failure to gain access to the latest technologies could seriously harm our business and operating results.

   Our Business Will Suffer If Our Products Do Not Anticipate And Meet Specific Customer Requirements

   Our current and prospective customers may require product features and capabilities that our current products do not have. To achieve market acceptance for our products, we must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. Our failure to develop products or offer services that satisfy customer requirements would seriously harm our business, results of operations and financial condition.

   We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage this transition would materially adversely affect our business, results of operations and financial condition.

   We Face Intense Competition

   Competition in the public network infrastructure market is intense. This market has historically been dominated by large companies, such as Ciena Corporation, Lucent Technologies and Nortel Networks. We may face competition from other large telecommunications companies who may enter our market. In addition, a number of private companies have announced plans for new products to address the same network problems which our products address. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored financing programs. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

   In order to compete effectively, we must deliver products that:

  . provide extremely high network reliability;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  . provide effective network management; and

  . provide a cost-effective solution for service providers.

   In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing are important competitive factors in our market. We do not currently have the ability to provide vendor-sponsored financing and this may influence the purchasing decision of prospective customers, who may decide to purchase products from one of our competitors who offers such financing.

   If we are unable to compete successfully against our current and future competitors, we could experience price reductions, order cancellations and reduced gross margins, any one of which could materially and adversely affect our business, results of operations and financial condition.

   Our Business Will Suffer If We Do Not Expand Our Sales Organization And Our Customer Service And Support Operations

   Our products and services require a sophisticated sales effort targeted at a limited number of key individuals within our prospective customers' organizations. This effort requires specialized sales personnel and consulting engineers. We are in the process of building our direct sales force and plan to hire additional qualified sales personnel and consulting engineers. Competition for these individuals is intense, and we might not be able to hire the kind and number of sales personnel and consulting engineers required for us to be successful. In addition, we believe that our future success is dependent upon our ability to establish successful relationships with a variety of distribution partners. If we are unable to expand our direct sales operations, or establish and expand an indirect sales channel, we may not be able to increase market awareness or sales of our products, which may prevent us from achieving and maintaining profitability.

   We currently have a small customer service and support organization and will need to increase our staff to support new customers. The support of our products requires highly trained customer service and support personnel. Hiring customer service and support personnel is very competitive in our industry because there are a limited number of people available with the necessary technical skills and understanding of our market. Once we hire them, they may require extensive training in our intelligent optical networking products. If we are unable to expand our customer service and support organization and train them rapidly, we may not be able to increase sales of our products, which would seriously harm our business.

   We Depend Upon Contract Manufacturers And Any Disruption In These Relationships May Cause Us To Fail To Meet The Demands Of Our Customers And Damage Our Customer Relationships

   We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications, and to fill orders on a timely basis. Celestica, Inc. provides comprehensive manufacturing services, including assembly, test, control and shipment to our customers, and procures material on our behalf. We may not be able to effectively manage our relationship with Celestica, and it may not meet our future requirements for timely delivery. Each of our contract manufacturers also builds products for other companies, and we cannot be certain that they will always have sufficient quantities of inventory available to fill orders placed by our customers, or that they will allocate their internal resources to fill these orders on a timely basis. We do not have long-term supply contracts with these manufacturers. We do not have internal manufacturing capabilities. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of our products. If we are required or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

   We Rely On Single Sources For Supply Of Certain Components And Our Business May Be Seriously Harmed If Our Supply Of Any Of These Components Is Disrupted

   We currently purchase several key components, including commercial digital signal processors, RISC processors, field programmable gate arrays, SONET transceivers and erbium doped fiber amplifiers, from single or limited sources. We purchase each of these components on a purchase order basis and have no long-term contracts for these components. Although we believe that there are alternative sources for each of these components, in the event of a disruption in supply, we may not be able to develop an alternate source in a timely manner or at favorable prices. Such a failure could hurt our ability to deliver our products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously impact present and future sales and revenue, which would, in turn, seriously harm our business.

   The Unpredictability Of Our Quarterly Results May Adversely Affect The Trading Price Of Our Common Stock

   Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

  . fluctuation in demand for intelligent optical networking products;

  . the timing and size of sales of our products;

  . the length and variability of the sales cycle for our products;

  . the timing of recognizing revenue and deferred revenue;

  . new product introductions and enhancements by our competitors and ourselves;

  . changes in our pricing policies or the pricing policies of our competitors;

  . our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

  . our ability to obtain sufficient supplies of sole or limited source components;

  . increases in the prices of the components we purchase;

  . our ability to attain and maintain production volumes and quality levels for our products;

  . the timing and level of prototype expenses;

  . costs related to acquisitions of technology or businesses; and

  . general economic conditions as well as those specific to the telecommunications, Internet and related industries.

   We plan to increase significantly our operating expenses to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative capabilities to address the increased reporting and other administrative demands which will result from this offering and the increasing size of our business. Our operating expenses are largely based on anticipated organizational growth and revenue trends and a high percentage of our expenses are, and will continue to be, fixed. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

   Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. You should not rely on our results or growth for one quarter as any indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will probably decrease.

   If Our Products Do Not Interoperate With Our Customers' Networks, Installations Will Be Delayed Or Cancelled And Could Result In Substantial Product Returns, Which Could Seriously Harm Our Business

   Many of our customers will require that our products be designed to interface with their existing networks, each of which may have different specifications and utilize multiple protocol standards. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers' requirements. The requirement that we modify product design in order to achieve a sale may result in a longer sales cycle, increased research and development expense, and reduced margins on our products. If we find errors in the existing software used in our customers' networks, we must modify our products to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware. If our products do not interoperate with those of our customers' networks, installations could be delayed, orders for our products could be cancelled or our products could be returned. This would also seriously harm our reputation, all of which could seriously harm our business and prospects.

   Undetected Software Or Hardware Errors And Problems Arising From Use Of Our Products In Conjunction With Other Vendors' Products Could Have A Material Adverse Effect On Us

   Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. We expect that errors will be found from time to time in new or enhanced products after we begin commercial shipments. In addition, service providers typically use our products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely have a material adverse effect on our business, results of operations and financial condition. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance for our products. Our customers could also seek damages for losses from us, which, if they were successful, could have a material adverse effect on our business, results of operations and financial condition. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly.

   Our Failure To Establish And Maintain Key Customer Relationships May Result In Delays In Introducing New Products Or Cause Customers To Forego Purchasing Our Products

   Our future success will also depend upon our ability to develop and manage key customer relationships in order to introduce a variety of new products and product enhancements that address the increasingly sophisticated needs of our customers. Our failure to establish and maintain these customer relationships may adversely affect our ability to develop new products and product enhancements. In addition, we may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products and enhancements or our inability to introduce competitive new products may cause customers to forego purchases of our products and purchase those of our competitors, which could seriously harm our business.

   Our Business Will Suffer If We Fail To Properly Manage Our Growth

   We have expanded our operations rapidly since our inception. We continue to increase the scope of our operations and have grown our headcount substantially. For example, at January 31, 1999, we had a total of 48 employees and at July 31, 1999, we had a total of 148 employees. In addition, we plan to continue to hire a significant number of employees this year. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial, managerial and manufacturing controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide. We may not be able to implement adequate control systems in an efficient and timely manner. Competition for highly skilled personnel is intense, especially in the New England area. We may fail to attract, assimilate or retain qualified personnel to fulfill our current or future needs. Our planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, we must:

  . retain existing personnel;

  . hire, train, manage and retain additional qualified personnel;

  . effectively manage multiple relationships with our customers, suppliers and other third parties; and

  . implement adequate operational controls, reporting systems and procedures.

   Failure to do so would have a materially adverse effect on our business, results of operations and financial condition.

   We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market And If We Are Unable To Retain Our Key Employees, Our Ability To Compete Could Be Harmed

   Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel, who have critical industry experience and relationships that we rely on to implement our business plan. None of our officers or key employees is bound by an employment agreement for any specific term. We do not have "key person" life insurance policies covering any of our employees. The loss of the services of any of our key employees could delay the development and introduction of, and negatively impact our ability to sell, our products.

   If We Become Subject To Unfair Hiring Claims We Could Incur Substantial Costs In Defending Ourselves

   Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation.

We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves from such claims could divert the attention of our management away from our operations. One of our non-officer sales employees has been sued by a former employer which has alleged, among other things, that the employee improperly disclosed confidential information of the former employer regarding its business dealings with our customer. Although we are not a party to the lawsuit, we have chosen to assume the costs of defending this lawsuit.

   Our Business Will Be Adversely Affected If We Are Unable To Protect Our Intellectual Property Rights From Third-Party Challenges

   We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

   If Necessary Licenses Of Third-Party Technology Are Not Available To Us Or Are Very Expensive Our Business Will Be Seriously Harmed

   From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our business, results of operations and financial condition.

   We Could Become Subject To Litigation Regarding Intellectual Property Rights Which Could Seriously Harm Our Business

   In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have not been involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

  . redesign those products that use such technology.

   If we are forced to take any of the foregoing actions, our business may be seriously harmed.

   We May Face Risks Associated With Our International Expansion That Could Seriously Harm Our Financial Condition And Results Of Operations

   We intend to expand into international markets. This expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels. We may not be able to develop international market demand for our products.

   We have limited experience in marketing and distributing our products internationally and to do so, we expect that we will need to develop versions of our products that comply with local standards. In addition, international operations are subject to other inherent risks, including:

  . greater difficulty in accounts receivable collection and longer collection periods;

  . difficulties and costs of staffing and managing foreign operations;

  . the impact of recessions in economies outside the United States;

  . unexpected changes in regulatory requirements;

  . certification requirements;

  . currency fluctuations;

  . reduced protection for intellectual property rights in some countries;

  . potentially adverse tax consequences; and

  . political and economic instability.

   We Face A Number Of Unknown Risks Associated With Year 2000 Problems

   The year 2000 computer issue creates a variety of risks for us. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The risks involve:

  . potential warranty or other claims by our customers;

  . errors in systems we use to run our business;

  . errors in systems used by our suppliers;

  . errors in systems used by our customers; and

  . potential reduced spending by other companies on intelligent optical network products as a result of significant spending on year 2000 remediation.

   We have designed our products for use in the year 2000 and beyond and believe they are year 2000 compliant. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no year 2000 claims have been made against us, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of these claims.

   If our suppliers, vendors, major distributors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether third party year 2000 failures could harm our business and our financial results.

   Our current and prospective customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products. In addition, customers may wait to purchase our products until after the year 2000, which may reduce our revenue.

   Any Acquisitions We Make Could Disrupt Our Business And Seriously Harm Our Financial Condition

   We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  . incur debt;

  . assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets; or

  . incur large and immediate write-offs.

   Our operation of any acquired business will also involve numerous risks, including:

  . problems combining the purchased operations, technologies or products;

  . unanticipated costs;

  . diversion of management's attention from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of the purchased organizations.

   We cannot assure you that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future and any failure to do so could disrupt our business and seriously harm our financial condition.

Risks Related To The Securities Markets And This Offering

 Our Stock Price May Be Volatile

   Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly from the price paid by investors in this offering:

  . our loss of a major customer;

  . the addition or departure of key personnel;

  . variations in our quarterly operating results;

  . announcements by us or our competitors of significant contracts, new products or product enhancements, acquisitions, distribution partnerships, joint ventures or capital commitments;

  . changes in financial estimates by securities analysts;

  . our sales of common stock or other securities in the future;

  . changes in market valuations of broadband access technology companies;

  . changes in market valuations of networking and telecommunications companies; and

  . fluctuations in stock market prices and volumes.

   In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

   Management May Apply The Proceeds Of This Offering To Uses That Do Not Increase Our Profits Or Market Value

   Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

   Insiders Will Continue To Have Substantial Control Over Sycamore After This Offering And Could Limit Your Ability To Influence The Outcome Of Key Transactions, Including Changes of Control

   We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately
   % of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

   Provisions Of Our Charter Documents And Delaware Law May Have Anti-Takeover Effects That Could Prevent A Change Of Control

   Provisions of our amended and restated certificate of incorporation, bylaws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

   There May Be Sales Of A Substantial Amount Of Our Common Stock After This Offering That Could Cause Our Stock Price To Fall

   Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock within a short period of time after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We estimate that our net proceeds from the sale of the     shares of common
stock will be approximately $    assuming an initial public offering price of
$    per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that such net proceeds will
be approximately $   .

   The principal purposes of this offering are to establish a public market for our common stock, to increase our visibility in the marketplace, to facilitate future access to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

   We expect to use the net proceeds for general corporate purposes, including working capital and capital expenditures, and the repayment of outstanding amounts under our equipment lines of credit. These lines of credit consist of:

  . a $1.0 million equipment line of credit which was converted into a term loan as of June 30, 1999 and is required to be repaid in 30 equal monthly installments commencing July 1, 1999. This line of credit bears interest at the bank's prime rate plus 1.5% per annum and is collateralized by all of our assets. At July 31, 1999, an aggregate of $967,000 was outstanding under this line of credit; and

  . a $5.0 million equipment line of credit which will be converted into a term loan on January 31, 2000 and which will be required to be repaid in 36 equal monthly installments commencing February 1, 2000. This line of credit bears interest at the bank's prime rate plus 1.5% per annum and is collateralized by all of our assets. At July 31, 1999, an aggregate of $4.2 million was outstanding under this line of credit.

   Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. Our credit agreement with a commercial bank prohibits the payment of dividends. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the board of directors may deem relevant.

                                CAPITALIZATION

   The following table sets forth our capitalization as of May 1, 1999. The pro forma information gives effect to the conversion of all of our outstanding redeemable convertible preferred stock. The pro forma as adjusted information
reflects the issuance and sale of the      shares of common stock offered by
us in this offering at an assumed initial public offering price of $   per
share and the application of the estimated net proceeds we expect to receive from this offering. The outstanding share information excludes: (1) 1,019,000 shares of common stock issuable upon exercise of outstanding options as of May 1, 1999, and (2) 1,487,500 shares of common stock reserved for future issuance under our 1998 Stock Incentive Plan as of May 1, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus.

                                                      As of May 1, 1999
                                                 ------------------------------
                                                             Pro     Pro forma
                                                  Actual    forma   as adjusted
                                                 --------  -------  -----------
                                                 (in thousands, except share
                                                            data)
                                                         (unaudited)
Long-term debt, less current portion...........  $    666  $   666      $
                                                 --------  -------      ---
Redeemable convertible preferred stock, $.01
 par value; 15,100,000 authorized, 15,068,874
 issued and outstanding, actual; no shares
 issued and outstanding, pro forma and pro
 forma as adjusted.............................    40,771      --
                                                 --------  -------      ---
Stockholders' equity (deficit):
Common stock, $.001 par value; 25,000,000
 shares authorized, 5,444,104 shares issued and
 outstanding, actual; 20,512,978 shares issued
 and outstanding, on a pro forma basis;
                       shares issued and
 outstanding, on a pro forma as adjusted
 basis.........................................         5       20
Additional paid-in capital.....................     5,482   46,238
Accumulated deficit............................   (10,796) (10,796)
Note receivable................................       (17)     (17)
Deferred compensation..........................    (4,787)  (4,787)
                                                 --------  -------      ---
  Total stockholders' equity (deficit).........   (10,113)  30,658
                                                 --------  -------      ---
    Total capitalization.......................  $ 31,324  $31,324      $
                                                 ========  =======      ===

                                   DILUTION

   Sycamore's pro forma net tangible book value as of May 1, 1999, giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into common stock on the closing of this offering, was approximately $30.7 million, or $1.49 per share of common stock. Pro forma net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the 20,512,978 shares of common stock outstanding after giving effect to the conversion of all shares of redeemable convertible preferred stock into common stock. After giving effect to the issuance and sale of the shares of common stock offered by Sycamore in
this offering (at an assumed initial public offering price of $    per share)
and the receipt and application of the net proceeds from the sale of these shares, Sycamore's pro forma net tangible book value at May 1, 1999 would have
been $   , or $    per share. This represents an immediate increase in pro
forma net tangible book value to existing stockholders of $    per share and
an immediate dilution to new investors of $    per share. The following table
illustrates this per share dilution:

Assumed initial public offering price per share                            $
  Pro forma net tangible book value per share before this offering... $
  Increase in pro forma net tangible book value per share
   attributable to new investors.....................................
                                                                      ----
Pro forma net tangible book value per share after this offering......
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

   The following table summarizes on a pro forma basis, giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into common stock on the closing of this offering, as of May 1, 1999, the difference between the number of shares of common stock purchased from Sycamore, the total consideration paid to Sycamore, and the average price per share paid by existing stockholders and by new investors (at an assumed
initial public offering price of $    per share before deduction of estimated
underwriting discounts and commissions and estimated offering expenses payable by Sycamore):

                                               Shares         Total      Average
                                             Purchased    Consideration   Price
                                           -------------- --------------   Per
                                           Number Percent Amount Percent  Share
                                           ------ ------- ------ ------- -------
Existing stockholders.....................              %  $           %  $
New investors.............................
                                            ---    -----   ----   -----
  Total...................................         100.0%  $      100.0%
                                                   =====          =====

   The table above assumes no exercise of stock options outstanding at May 1, 1999. As of May 1, 1999, there were options outstanding to purchase 1,019,000 shares of common stock at a weighted average exercise price of $.66 per share and 1,487,500 shares reserved for future grant or award under our 1998 Stock Incentive Plan. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of May 1, 1999, net tangible book value per
share after this offering would be $    and total dilution per share to new
investors would be $   . If the underwriters' over-allotment option is
exercised in full, the number of shares held by new investors will increase to
   shares, or   % of the total number of shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this prospectus. The statement of operations data for the period from inception (February 17, 1998) through July 31, 1998 and the balance sheet data as of July 31, 1998 are derived from the financial statements of Sycamore audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The selected financial data as of May 1, 1999 and for the interim period ended May 1, 1999 are unaudited and, in the opinion of management, have been prepared on the same basis as the audited financials and include all adjustments, consisting only of normal, recurring adjustments, that Sycamore considers necessary for a fair presentation of the financial position and the results of operations for those periods. Operating results for the nine-month period ended May 1, 1999 are not necessarily indicative of the results that may be expected for any future period.

                                                      Period from
                                                       inception
                                                     (February 17, Nine months
                                                     1998) through    ended
                                                     July 31, 1998 May 1, 1999
                                                     ------------- -----------
                                                     (in thousands, except per
                                                            share data)
Statement of Operations Data:
Revenue.............................................    $  --       $    --
Operating expenses:
  Manufacturing.....................................       --          1,173
  Research and development..........................       497         6,572
  Sales and marketing...............................        92         1,598
  General and administrative........................       199           752
  Amortization of stock compensation................         5           496
                                                        ------      --------
    Total operating expenses........................       793        10,591
                                                        ------      --------
Loss from operations................................      (793)      (10,591)
Interest income.....................................       100           488
                                                        ------      --------
Net loss............................................    $ (693)     $(10,103)
                                                        ======      ========
Basic and diluted net loss per share(1).............    $(1.66)     $ (15.66)
Weighted average shares used in computing basic and
 diluted net loss per share.........................       417           645
Pro forma basic and diluted net loss per share
 (unaudited)........................................    $ (.11)     $  (1.08)
Weighted average shares used in computing pro forma
 basic and diluted
 net loss per share(2) (unaudited)..................     6,252         9,351

                                                         As of        As of
                                                     July 31, 1998 May 1, 1999
                                                     ------------- -----------
                                                          (in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities....    $4,279      $ 26,337
Working capital.....................................     4,341        26,726
Long term debt, less current portion................       --            666
Redeemable convertible preferred stock..............     5,621        40,771
Total stockholders' deficit.........................      (678)      (10,113)

--------
(1) See note 2 to the notes to the financial statements for a description of the computation of basic and diluted net loss per share and the number of shares used to compute basic and diluted net loss per share.
(2) Pro forma per share calculations reflect the conversion upon the closing of the offering of all outstanding shares of redeemable convertible preferred stock into shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We develop and market software-based intelligent optical networking products that allow service providers to address customer requirements for high-speed data services and bandwidth. From our inception in February 1998 through May 1, 1999, our operating activities consisted primarily of research and development, product design, development and testing. We also staffed and trained our administrative, marketing and sales organizations and began sales and marketing activities. In May 1999, we began shipping our SN 6000 product. We expect that a significant portion of our future revenue will continue to come from sales of the SN 6000. While we are developing and plan to introduce new products and enhancements, we cannot assure you that we will be successful in these efforts.

   Since our inception, we have incurred significant losses, and as of May 1, 1999, we had an accumulated deficit of $10.8 million. We have not achieved profitability on a quarterly or an annual basis, and anticipate that we will continue to incur net losses. We have a lengthy sales cycle for our products and accordingly we expect to incur sales and other expenses before we realize the related revenue. We expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

   Our policy is to recognize revenue from our product sales upon execution of a contract and the completion of all delivery obligations provided that there are no uncertainties regarding customer acceptance and collectibility is deemed probable. If uncertainties exist, revenue is recognized when such uncertainties are resolved. Our policy is to recognize revenue from our technical support and maintenance contracts ratably over the period of the related agreements. We record a warranty liability for parts and labor on our products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

   Our manufacturing expenses consist of amounts paid to third-party manufacturers, manufacturing start-up expenses, manufacturing personnel and related costs and our customer support group. We outsource our manufacturing and assembly requirements. Accordingly, a significant portion of our manufacturing expenses consists of payments to a third-party contract manufacturer. Manufacturing, engineering and documentation controls are conducted at our facility in Chelmsford, Massachusetts. We believe that our gross margins will be affected primarily by the following factors:

  . demand for our products;

  . new product introductions both by us and by our competitors;

  . changes in our pricing policies and those of our competitors;

  . the mix of product configurations sold; and

  . the volume of manufacturing and the effect on manufacturing and component costs.

   Research and development expenses consist primarily of salaries and related personnel costs and prototype costs related to the design, development, testing and enhancement of our products. We have to date expensed our research and development costs as they were incurred. Several components of our research and development effort require significant expenditures, the timing of which can cause significant quarterly variability in our expenses. We incur significant expenses in connection with the purchase of testing equipment for our products. We believe that research and development is critical to our strategic product development objectives and intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expenses to increase in absolute dollars in the future.

   Sales and marketing expenses consist primarily of salaries and related personnel costs of sales and marketing personnel, commissions, promotional and other marketing expenses and recruiting expenses. We expect that sales and marketing expenses will increase substantially in absolute dollars in the future as we increase our direct sales efforts, expand our operations internationally, hire additional sales and marketing personnel, initiate additional marketing programs and establish sales offices in new locations.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, facilities, human resources and information technology personnel, recruiting expenses and professional fees. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   In connection with the granting of certain stock options and the issuance of certain restricted shares during the period from inception (February 17, 1998) through July 31, 1998 and the nine-month period ended May 1, 1999, we recorded deferred stock compensation expense of $184,000 and $4.9 million, respectively. Stock based compensation includes primarily the amortization of stock compensation charges resulting from the granting of stock options and restricted shares with exercise or sales prices deemed to be below the fair value of our common stock on the date of grant. These amounts are being amortized ratably over the vesting periods of the applicable options or restricted stock, which are typically five years, with 20% vesting on the first anniversary of the date of grant and 5% vesting quarterly thereafter. We amortized $5,000 of deferred stock compensation during the period from inception (February 17, 1998) through July 31, 1998, and $261,000 of deferred stock compensation during the nine months ended May 1, 1999.

Results of Operations

Period from inception (February 17, 1998) through July 31, 1998 (fiscal 1998) and the nine months ended May 1, 1999

   Manufacturing Expenses. Manufacturing expenses were zero for the period from inception (February 17, 1998) to July 31, 1998 and $1.2 million for the nine months ended May 1, 1999. Manufacturing expenses represented 11% of total operating expenses for the nine months ended May 1, 1999. The increase in manufacturing expenses was due to the commencement of manufacturing.

   Research and Development Expenses. Research and development expenses were $497,000 for the period from inception (February 17, 1998) to July 31, 1998 and represented 63% of total operating expenses in fiscal 1998. Research and development expenses for the nine months ended May 1, 1999 were $6.6 million and represented 62% of total operating expenses for the nine months ended May 1, 1999. The period-to-period increases were primarily due to increased costs associated with a significant increase in personnel and personnel-related expenses, an increase in non-recurring engineering costs and an increase in prototype expenses for the development of the SN 6000, SN 8000 and SN 16000 products. Development is essential to our future success and we expect that research and development expenses will increase in absolute dollars in future periods.

   Sales and Marketing Expenses. Sales and marketing expenses were $92,000 for the period from inception (February 17, 1998) to July 31, 1998 and represented 12% of total operating expenses in fiscal 1998. Sales and marketing expenses for the nine months ended May 1, 1999 were $1.6 million and represented 15% of total operating expenses for the period. The period-to-period increases reflect the hiring of additional sales and marketing personnel and marketing program costs, including web development, trade shows and product launch activities.

   General and Administrative Expenses. General and administrative expenses were $199,000 for the period from inception (February 17, 1998) to July 31, 1998 and represented 25% of total operating expenses in fiscal 1998. General and administrative expenses for the nine months ended May 1, 1999 were $752,000 and represented 7% of total operating expenses for the period. The period-to-period increases reflect the hiring of additional general and administrative personnel and expenses necessary to support and scale our operations.

   Amortization of Stock Compensation. Amortization of stock compensation expense were $5,000 and $496,000 for the period from inception (February 17, 1998) through July 31, 1998 and the nine months ended May 1, 1999, respectively. Amortization of stock compensation expense for the nine months ended May 1, 1999 consisted of $261,000 for the amortization of deferred stock compensation expense resulting from the granting of stock options and restricted shares with the exercise or sales prices below the deemed fair value of our common stock on the date of grant, and $235,000 of compensation expense associated with the grant of options to non-employees. The period to period increase was due to an increase in the number of options granted to our employees at exercise prices deemed to be below the fair value of our common stock and the issuance of options to non-employees.

   Interest Income. Interest income was $100,000 and $488,000 for the period from inception (February 17, 1998) through July 31, 1998 and the nine months ended May 1, 1999, respectively. Interest income consists of interest earned on our cash balances and marketable securities and increased due to higher invested balances.

   Net Operating Losses and Tax Credit Carryforwards. As of July 31, 1998, we had approximately $330,000 of state and federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. Such net operating loss carryforwards expire in 2004 and 2019, respectively, to the extent that they are not utilized. We have not recognized any benefit from the future use of loss carryforwards for these periods, or for any other periods, since inception. Management's evaluation of all the available evidence in assessing realizability of the tax benefits of such loss carryforwards indicates that the underlying assumptions of future profitable operations contain risks that do not provide sufficient assurance to recognize the tax benefits currently. The net operating loss carryforwards could be limited in future years if there is a significant change in our ownership.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private sales of our capital stock totaling approximately $40.8 million in net proceeds through May 1, 1999. We have also financed our operations through borrowings on long-term debt agreements for the purchase of capital equipment. At May 1, 1999, cash, cash equivalents and marketable securities totaled $26.3 million.

   Cash used in operating activities was $598,000 for fiscal 1998 and $10.0 million for the nine months ended May 1, 1999. Net cash flows from operating activities in each period reflect increasing net losses and to a lesser extent inventory purchases offset in part by increased accounts payable and accrued expenses.

   Cash used in investing activities was $3.7 million for fiscal 1998 and $3.2 million for the nine months ended May 1, 1999. Net cash used for investing activities in each period reflect increasing purchases of property and equipment, primarily computers and test equipment for our development and manufacturing activities. Cash used for investing activities also reflect increased purchases of marketable securities.

   Cash provided by financing activities was $5.5 million for fiscal 1998 and $35.4 million for the nine months ended May 1, 1999. Cash provided by financing activities for these periods was derived primarily from private sales of redeemable convertible preferred stock. At July 31, 1998, a $100,000 certificate of deposit was being utilized to collateralize a standby letter of credit for a facility lease. No claims have been presented against the letter of credit. At May 1, 1999, a $92,000 United States treasury bill was being utilized to collateralize a standby letter of credit for a facility lease. We have two equipment lines of credit aggregating $1.0 million and $5.0 million, respectively. These lines of credit are collateralized by all of our assets and bear interest at the bank's prime rate plus 1.5% per annum. At May 1, 1999, an aggregate of approximately $1.0 million was outstanding under these lines of credit.

   We believe that the net proceeds from this offering, together with our current cash, cash equivalents and marketable securities and lines of credit, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which could harm our business, financial condition and operating results.

Year 2000 Compliance

   Impact of the Year 2000 Computer Problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

   State of Readiness of our Products. We have designed our products, including the SN 6000, for use in the year 2000 and beyond and believe our products are year 2000 compliant. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no such claims have been made against us, we may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of such claims.

   State of Readiness of our Internal Systems. Our business may be affected by year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. Our material third-party vendors have stated that they are, or expect to be, year 2000 compliant in a timely manner. We are not currently aware of any year 2000 problem relating to any of our material internal systems. We are in the process of testing all such systems for year 2000 compliance and plan to complete such testing before September 30, 1999. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant. Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as our manufacturers, suppliers, customers and other service providers. We believe that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at third parties such as manufacturers, suppliers, customers and service providers will not have a material impact on our operations. If our manufacturers, suppliers, vendors, partners, customers and service providers fail to correct their year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem resulting from the readiness of third-party manufacturers, suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business and our financial results. Our customers' purchasing plans could be affected by year 2000 issues if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products. In addition, some customers may wait to purchase our products until after the year 2000, which may negatively impact our revenue.

   Risks. The failure of our internal systems to be year 2000 compliant could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correct such problems. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition.

   To date, we have not incurred material expense associated with our efforts to become year 2000 compliant and do not anticipate that any future costs associated with our year 2000 remediation efforts will be material.

Market Risk

   Sycamore does not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

Recent Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. We do not expect the adoption of this standard to have a material effect on our financial condition or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on our financial condition or results of operations.

                                   BUSINESS

Overview

   We develop and market software-based intelligent optical networking products that enable network service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. We believe that the existing public network is unable to meet the demands of high speed data applications that are driving network growth. As data traffic on the public network continues to grow at rates that surpass available network capacity, we believe that service providers require new solutions to relieve network congestion and create new data services. Our intelligent optical networking products are designed to allow service providers to deploy, manage and optimize the performance of their fiber optic networks. Our products are based on a common software architecture that we believe will accelerate our release of new products and enable our customers to upgrade with minimal network impact and operator training. We have designed our products to protect service providers' existing investment in fiber optic and transmission equipment and provide a migration path to the next generation optical public network infrastructure.

Industry Background

Increase in Data Traffic on the Public Network

   Over the past decade, the volume of high speed data traffic across the public network has grown significantly, reflecting the increasing use of the network for Internet access, electronic mail communications, electronic commerce, remote access by telecommuters and other network data transmission services. According to RHK, a leading market research and consulting firm, public network bandwidth will have to increase by over 2000% between 1998 and 2002 to satisfy expected Internet and other data traffic requirements.

   To meet the growth in the demand for high speed data services, service providers are investing significantly to upgrade the public network infrastructure, which was originally built for voice traffic. Service providers are laying fiber optic cable and installing transmission equipment which transforms the fiber from available capacity to usable bandwidth by "lighting" the fiber. According to RHK, more than $6.9 billion was invested in the United States alone in 1998 in building and enhancing the transmission capability of the public network. This investment was spread across fiber deployment, SONET equipment and dense wave division multiplexing equipment, known as DWDM.

Existing Public Network Transmission Infrastructure

   Despite these investments, service providers are still unable to quickly respond to the bandwidth demands of their customers. We believe that this inability is due in large part to the transmission architecture of the existing public network. This architecture is based upon telecommunications standards, referred to as SONET in North America and SDH elsewhere in the world, which set the hierarchical characteristics for transmitting optical signals. A SONET/SDH network typically consists of three primary components:

  . fiber optic cable that serves as the physical transmission medium and provides the available capacity;

  . DWDM equipment, which multiplies the transmission capacity of a specific fiber by dividing a single strand into multiple lightpaths, or wavelengths; and

  . SONET/SDH transmission equipment, which converts data traffic from an electrical signal to an optical signal for transport over the fiber network.

   In the current public network transmission infrastructure, the ability to manage data resides in the SONET/SDH equipment which converts the data traffic from an electrical signal to an optical signal which is transmitted over the fiber. The optical fiber itself is only a physical transmission medium with no imbedded intelligence. As a result, moving data through the network involves the following complex processes that add cost and make scaling difficult:

  . Traffic enters the network as an electrical signal and is converted by the SONET/SDH equipment into an optical signal for transmission across the network;

  . At each network transit point, the optical data traveling across the network is terminated at a SONET/SDH network terminal;

  . The optical data is then converted into an electrical signal and examined to see which portions of the data are to be extracted from the network at that transit point; and

  . The data is then converted back to an optical signal by the SONET/SDH equipment for transport to the next network transit point, where the process is repeated.

   The technology of a SONET/SDH architecture typically requires a linear or ring-based network topology. The following diagram illustrates the process of transmitting data across a typical SONET/SDH architecture:


[Illustration showing a linear SONET/SDH network. The drawing of the network contains a fiber optic cable with SONET/SDH transmission equipment and DWDM equipment attached. The network shows the conversion of traffic from the optical domain to the electrical domain and back to the optical domain as data travels across the network.]

Limitations of the Existing Public Network Transmission Infrastructure

   The SONET/SDH network architecture was originally designed to transport voice traffic rather than for today's high speed data services. Unlike voice traffic, which is generally characterized by slow growth and stable demand, data traffic is characterized by rapid growth and unpredictable demand. Data networks must be capable of being deployed cost-effectively and expanded quickly.

   The SONET/SDH network architecture, however, is not sufficiently flexible to meet these requirements. Generally, the process of expanding the capacity of a SONET/SDH network is time-consuming and requires significant capital investment by the service provider. There are currently only two methods to expand a SONET/SDH network. The first option is to increase the speed at which the network operates. Because SONET/SDH equipment is designed to operate at a specific speed and all devices on a ring must operate at the same speed, this option requires that all equipment on the SONET/SDH ring be replaced with higher speed devices on a concurrent basis. In addition, because the rings at the core of the network must carry the aggregate traffic of all of the rings feeding them, the upgrading of one SONET/SDH ring frequently requires the upgrading of some or all of the interconnected SONET/SDH rings. Accordingly, adding capacity to a SONET/SDH ring network is a complex and time consuming process. The second option to expand a SONET/SDH ring network is to construct new rings with new fiber or increase the capacity of each individual fiber on a ring through the utilization of DWDM technology, which can transform each fiber strand into as many as 100 parallel optical wavelengths. Under either approach, network complexity increases since each optical wavelength must be terminated by SONET/SDH equipment and the interconnection of multiple SONET/SDH rings will absorb some available network capacity.

   Data traffic will typically transit through multiple SONET/SDH rings when traversing the public network. In addition, in SONET/SDH networks, up to 50% of network capacity must be reserved to provide alternative routing for traffic in the event of a network outage. This redundancy, and the numerous optical-to-electrical-to-optical conversions within each ring and between rings, create a costly and complex network architecture.

   As a result of these limitations, the buildout of a SONET/SDH network generally requires lengthy time commitments and significant initial equipment investment by service providers. In today's competitive environment, long lead times for service provisioning and significant purchase commitments are often not compatible with the need of service providers to rapidly and cost-effectively deploy new services and be responsive to their customer demand. To manage the frequently unpredictable demand of data traffic, service providers need to move toward a "just-in-time" investment and service delivery model allowing them to introduce and expand services when and where needed in response to demand. The migration to a "just-in-time" model will require a public network architecture that is scalable, flexible and cost-effective and that is capable of supporting the anticipated growth in high speed data communications services.

The Sycamore Solution

   We develop and market software-based intelligent optical networking products that enable service providers to quickly and cost-effectively provide bandwidth and create new high speed data services. Our products are designed to move data directly onto the fiber without a requirement for intermediary SONET/SDH equipment. Once on the optical network, data moves through the network without the need to convert the optical signals to electrical signals at each network transit point. We believe that adding intelligence to the optical network enhances the functionality of the network and preserves the management and restoration benefits of SONET/SDH, while providing the capacity benefits of DWDM. Our products will provide the tools to enable service providers to utilize, restore, provision and maintain intelligent optical networks and optimize the performance of these networks, while providing a migration path to the next generation optical network.

   Key benefits of our solution include the following:

   Improves Network Flexibility and Scalability. Our software-based products are designed to allow service providers to improve the flexibility and scalability of their networks without the long lead times and large, upfront capital investment presently required for a network buildout. The software-based capabilities of our products will permit service providers to change and upgrade their network infrastructure and services without significant hardware changes or additions. This improved flexibility and scalability will enable service providers to more easily expand their network architecture, support new high speed data applications and introduce value-added services for the benefit of their customers.

   Enables Rapid Service Delivery. The competitive marketplace facing service providers and the pace of technological change require that the public network infrastructure be adaptable to accommodate rapid changes in the demand for service. Our products are designed to shorten the time it takes for service providers to increase bandwidth and provide services, thereby enabling our customers to introduce network services on a rapid basis in response to their customers' demand. We believe that this flexibility will be cost-effective for service providers because it will enable them to increase capacity based on current, rather than forecasted, market demand for their services.

   Facilitates Introduction of New Data Services and Creation of New Revenue Opportunities for Service Providers. Because our products are software-based, we are able to rapidly introduce new features into our products, which can in turn be offered by service providers to their customers as new services or service enhancements. We believe that these added features will provide revenue opportunities for our customers and will enable them to differentiate their network services from those of their competitors. We have designed a comprehensive network management solution, which will enable service providers to monitor the performance of their network, isolate and manage network faults, and otherwise manage their network on a real-time basis. With our network management system, service providers will be able to offer value-added services such as customer network management (CNM) to their customers.

   Protects Existing Investments. Our products are designed to enable our customers to increase the functionality and improve the performance of their networks without sacrificing their infrastructure investments in SONET/SDH equipment. Our products are designed to facilitate a gradual migration from existing electro-optical SONET/SDH networks to all-optical networks. Service providers will be able to introduce our products into an existing optical network environment, when and where needed, without replacing the current architecture. For example, over a common fiber infrastructure, a service provider's existing SONET/SDH network could be used to continue to support low speed voice and data services, while new higher speed data services could be supported by our intelligent optical network products. Furthermore, the common software architecture, which will serve as the basis for our future products, is intended to ensure the continued interoperability and manageability of our products as our product line evolves.

Strategy

   Our objective is to be the leading provider of intelligent optical networking products. Key elements of our strategy include the following:

   Offer End-to-End Optical Network Solutions To Customers. We intend to develop and offer a full range of intelligent optical networking products to our customers. Our current products help service providers improve the utilization of fiber optic capacity that has already been deployed in the network. We expect that our future products, which will be based on the same software architecture, will include an optical switch, which is necessary for the creation of meshed network environments. A meshed-based network provides greater flexibility than a ring-based network and provides for more direct routes between network points, enabling more efficient network restoral or redundancy schemes. In addition, we intend to differentiate ourselves from our competition by offering other products that will enable customers to utilize, restore and provide data services over wavelengths and monitor and improve the performance level of network traffic.

   Collaborate With Customers To Generate Demand For High Speed Data Services. We work collaboratively with our customers to help them identify and create new high speed data services. Our professional services team provides assistance in such areas as network planning, design, implementation and service launch to facilitate the introduction of these services. By helping our customers to create new services, we help generate additional revenue opportunities for our customers and drive additional demand for our products.

   Utilize Software-Based Product Architecture. Our products utilize a common software-based architecture that permits improved flexibility and interoperability and expanded network management capabilities. The common architecture is designed to reduce the complexity of introducing new software revisions across the network. We believe that this architecture will accelerate the release of new products and enable our customers to upgrade with minimal network impact and operator training.

   Incorporate Commercially Available Optical Hardware Components. We use commercially available optical hardware components in our products wherever feasible. We believe that by using these third-party components, we benefit from the research and development of the vendors of these products, as well as from the efficiencies of scale that these vendors generate by producing the components in higher volumes. As a result of our use of these components, we believe that we can more quickly bring to market a broad-based product line at a lower cost than if we had utilized proprietary components.

   Outsource Manufacturing. We outsource the manufacturing of our products to reduce our cost structure and to maintain our focus on the development of value-added software. We believe that most optical networking companies have manufactured their own products in order to implement specialized manufacturing techniques historically required for optical componentry. However, we believe that the quality and consistency of optical manufacturing techniques have advanced significantly and that, as a result, it is now possible to engage third party manufacturers to build our products without sacrificing quality or performance.

   Focus On Just-In-Time Implementation. Our product architecture strategy is to develop products that will enable service providers to expand and upgrade their networks in response to demand on a "just-in-time" basis. Our software-based product architecture is designed to help us achieve this goal. Our software capabilities support a modular "plug and play" hardware architecture which is designed to allow new and enhanced modules to be easily and nondisruptively inserted into the network as optical component technology advances.

   Capitalize On Extensive Industry Experience. We have significant management, engineering and sales experience in the networking and optics industries and long-standing relationships with key personnel in our target customer base. We believe that our experience and relationships will be important in enabling us to develop products to meet our customers' needs and to penetrate our target market.

Products and Technology

 Product Architecture

   Our software-based intelligent optical networking products will enable service providers to use their existing optical network infrastructure to deliver high speed end-to-end services to meet the bandwidth intensive needs of data applications. Our products will enable service providers to offer high speed services over wavelengths directly from the optical network.

   Our product architecture is designed to provide the following benefits:

  . lowered network infrastructure cost by reducing the number of optical-to-electrical-to-optical conversions required to transmit data traffic across the network;

  . network simplification by eliminating the need for a separate layer of SONET/SDH equipment for new services;

  . more rapid service delivery by enabling automated end-to-end provisioning of services;

  . non-disruptive network upgrades through advanced software capabilities;

  . a practical migration path from a SONET/SDH architecture to an all-optical network; and

  . provide service providers with new revenue opportunities through advanced features that support value-added service offerings.

   We believe that the acceptance and implementation of intelligent optical networking technology by service providers will be a gradual process driven by high speed data service demands and network scaling requirements. Our product strategy will allow service providers to migrate from today's SONET/SDH network architecture to an intelligent optical network while preserving their investment in the existing network. As intelligent optical networking equipment is introduced into an existing SONET/SDH network, the service provider can increasingly deliver high speed services directly from the optical network. As the intelligent optical network continues to grow, switching can be introduced into the optical network to support increased scaling and efficient traffic routing and to complete the transition to a meshed-based network architecture. Throughout all of these stages of network development, we expect to offer the software-based management tools which will allow the service provider to effectively provision and manage services end-to-end.

   Sycamore's intelligent optical networking products incorporate the following features:

   Intelligent Optical Networking Software. Our entire product line shares a common software base. This software foundation allows us to minimize product development time by leveraging our software architecture across multiple product lines. Our software architecture is designed to provide service providers with tools to continue to evolve their network without requiring the replacement of existing infrastructure. In addition, the architecture is designed to enable service providers to rapidly absorb new optical technology and functionality into the network with minimal effort, training and incremental investment. Software-based features such as topology discovery, system self-inventory and dynamic power balancing will allow service providers to quickly respond to customer needs. Additionally, advances in optical components, such as new lasers, filters, and amplifiers, can be quickly integrated within this software-based environment.

   SONET/SDH Functionality. Our products are designed to provide the optical interfaces and management and restoration capabilities traditionally offered on SONET/SDH equipment. By supporting these capabilities within the optical domain, rather than the electrical domain, service providers can directly offer services without the need for separate SONET/SDH products.

   DWDM Technology. DWDM technology creates capacity by multiplying the number of wavelengths that a single fiber can support. We integrate commercially available DWDM optical technology into our products, providing a comprehensive solution for our customers' multiplexing needs.

   Network Management. Our network management products will provide end-to-end management and control of the intelligent optical network. Network management functions include fault management, configuration management, accounting management, performance management and security management. Comprised of SilvxManager, a network management platform, and SilvxSource, a system-resident management application, our network management products constitute a distributed solution designed to provide end-to-end management of the intelligent optical network. Our network management products are designed to manage Sycamore's intelligent optical networking products, provide for the management of third party products and integrate with other operating support systems when introduced into an existing network environment.

Sycamore's Intelligent Optical Networking Products

   The following chart describes our current and planned products:

   Product        Application                  Service*                     Status
-------------------------------------------------------------------------------------
  SN 6000      Intelligent        OC-48/STM-16 Wave Service (Long     Commercially
               Optical            Distance)                           available
               Transport
               Product
-------------------------------------------------------------------------------------
  SN 8000      Intelligent        OC-48/STM-16 Wave Service (Medium   In test stage
               Optical            Distance)
                               ------------------------------------------------------
               Add/Drop Product   OC-48/STM-16 Wave Service (Long     In test stage
                                  Distance)
                               ------------------------------------------------------
                                  OC-12/STM-4 Wave Service            In development
                               ------------------------------------------------------
                                  OC-3/STM-1 Wave Service             In development
                               ------------------------------------------------------
                                  OC-192/STM-64 Wave Service          In development
-------------------------------------------------------------------------------------
  SilvxSource  SN 6000/8000       Provides local management of wave   Field test at
               Management         services                            customer's site
               Software
-------------------------------------------------------------------------------------
  SilvxManager Network            Provides end-to-end management of   In test stage
               Management         wave services
               System
               (Software)
-------------------------------------------------------------------------------------
  SN 16000     Intelligent        Will provide wave-based switching   In development
               Optical Switch     and routing in meshed network
                                  environment

--------
* References to "OC" services are to data transport services at a speed indicated by the number following the "OC" designation. For example, OC-48 service designates a transmission speed of 2.5 gigabytes per second. Higher numbers denote faster transmission speeds.

   SN 6000. The SN 6000 is an intelligent optical transport product designed specifically to work within an existing SONET/SDH network. The SN 6000 enables high speed services over fiber optic wavelengths and can be overlaid on top of the existing network. The SN 6000 will allow a service provider to begin the migration from a SONET/SDH network to an intelligent optical network.

   SN 8000. The SN 8000 is an intelligent optical add/drop product that will be used to provide high speed services over fiber optic wavelengths for access, interoffice, regional, and backbone networks. The SN 8000 will provide a complete stand-alone optical networking solution and can be configured in point-to-point linear or ring applications. The SN 8000 can be overlaid on top of existing SONET/SDH networks, allowing service providers to implement optical networking technology when and where needed, without replacing an installed infrastructure.

   SilvxSource and SilvxManager. The SILVX optical network management system provides end-to-end management of data communications services across a service provider's optical network. SILVX simplifies network configuration, network provisioning and network management by implementing many of today's manual and labor-intensive network management processes within software. Additionally, SILVX allows service providers to offer network management-based services to their customers. SilvxSource software runs on the intelligent optical network elements (SN 6000, SN 8000 and in the future, SN 16000) and the SilvxManager software runs on a centralized management station.

   SN 16000. We are developing the SN 16000 optical switch for end-to-end wavelength switching and routing, which is necessary for the creation of a meshed topology network. The SN 16000 will support incremental network growth through a modular architecture and is being designed to coexist with the SN 6000 and the SN 8000, as well as other third-party optical networking products.

Customers

   Our target customer base includes competitive local exchange carriers, incumbent local exchange carriers, long distance carriers, Internet service providers, cable operators, PTTs (foreign telephone companies) and wholesale carriers. At July 31, 1999, we had shipped product to one customer, Williams Communications, Inc. Williams Communications is a leading US-based wholesale carrier, providing communications services to other carriers. Williams is currently using our SN 6000 intelligent optical networking product in its internal data network to provision OC-48 waves between its ATM switches.

Sales and Marketing

   We sell our products through a direct sales force. In addition, we intend to establish relationships with selected OEMs and other marketing partners, both domestically and internationally, in order to serve particular markets and provide our customers with opportunities to purchase our products in combination with related services and products. As of July 31, 1999, our sales and marketing organization consisted of 30 employees, of which:

  . 16 are located in our headquarters in Chelmsford, Massachusetts, and

  . 14 are located in a total of   sales and support offices around the
    United States.

   Our marketing objectives include building market awareness and acceptance of Sycamore and our products as well as generating qualified customer leads. We send out direct mail and attend trade shows, and provide information about our company and our products on our Web site. We also conduct public relations activities, including interviews and demonstrations for industry analysts. In addition, our senior executives have significant industry contacts as a result of their prior experience.

   Our professional services team works collaboratively with our customers and prospective customers to help them identify and create new high speed data services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts which will help drive additional demand for our products.

Research and Development

   We have assembled a team of highly skilled engineers with significant telecommunications industry experience. Our engineers have expertise in optics, hardware and software. As of July 31, 1999, we had 87 employees responsible for product development, quality assurance and documentation. Our development group's priority includes the release of new products which will facilitate the deployment of optical networks. We are focused on enhancing the scalability, performance and reliability of our intelligent optical network products.

   We have made, and will continue to make, a substantial investment in research and development. Research and development expenses were $497,000 for the period from inception through July 31, 1998 and $6.6 million for the nine months ended May 1, 1999. All of our software development costs have been expensed as incurred.

   While we have developed, and expect to continue to develop, most new products and enhancements to existing products internally, we have licensed certain commercially available software technology from third parties. See "Risk Factors-- If Necessary Licenses Of Third-Party Technology Are Not Available To Us Or Are Very Expensive Our Business Will Be Seriously Harmed."

Competition

   The market for intelligent optical networking products is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our primary sources of competition include vendors of optical network equipment, such as Ciena Corporation, Lucent Technologies and Nortel Networks, and private companies that have focused on our target market. Many of our competitors have significantly greater financial resources than us and are able to devote greater resources to the development, promotion, sale and support of their products. In addition, many of our competitors have more extensive customer bases and broader customer relationships than us, including relationships with our potential customers.

   In order to compete effectively, we must deliver products that:

  . provide extremely high network reliability;

  . scale easily and efficiently with minimum disruption to the network;

  . interoperate with existing network designs and equipment vendors;

  . reduce the complexity of the network by decreasing the need for overlapping equipment;

  . provide effective network management; and

  . provide a cost-effective solution for service providers.

   In addition, we believe that a knowledge of the infrastructure requirements applicable to service providers, experience in working with service providers to develop new services for their customers, and an ability to provide vendor-sponsored financing are important competitive factors in our market. We do not currently have the ability to provide vendor-sponsored financing and this may influence the purchasing decision of prospective customers, who may decide to purchase products from one of our competitors who offers such financing. See "Risk Factors--We Face Intense Competition."

Proprietary Rights and Licensing

   Our success and ability to compete are dependent on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection for our technology. We presently have three patent applications pending in the United States and we cannot be certain that patents will be granted based on these or any other applications. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license our software pursuant to signed license agreements, which impose certain restrictions on the licensee's ability to utilize the software. Finally, we seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and while we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business, operating results and financial condition.

   There can be no assurance that third parties will not claim infringement with respect to our current or future products. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results. See "Risk Factors--We Could Become Subject To Litigation Regarding Intellectual Property Rights Which Could Seriously Harm Our Business."

   We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. If we cannot maintain licenses to this third-party software, distribution of our products could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business, operating results and financial condition.

Manufacturing

   The manufacturing of our products is entirely outsourced. Celestica, Inc. provides comprehensive manufacturing services, including assembly, test, control and shipment to our customers, and procures materials on our behalf. We design, specify and monitor all of the tests that are required to meet our internal and external quality standards, which are conducted by Celestica with test equipment owned by us. We believe that the outsourcing of our manufacturing will enable us to conserve the working capital that would be required to purchase inventory, will allow us to better adjust manufacturing volumes to meet changes in demand, and will better enable us to more quickly deliver products. At present, we purchase products from Celestica and our other manufacturers on a purchase order basis. We are in the process of negotiating a long-term contract with Celestica. We cannot assure you that we will be able to enter into a long-term contract on terms acceptable to us, if at all.

Employees

   As of July 31, 1999, we had a total of 148 employees of which:

  . 87 were in research and development,

  . 30 were in sales and marketing,

  . 7 were in customer service and support,

  . 9 were in manufacturing, and

  . 15 were in finance and administration.

   Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with our employees are good.

Properties

   Our headquarters are currently located in a leased facility in Chelmsford, Massachusetts, consisting of approximately 35,000 square feet under a lease that expires in 2002.

Legal Proceedings

   We are not currently a party to any material litigation.

   One of our non-officer sales employees has been sued by a former employer which has alleged, among other things, that the employee improperly disclosed confidential information of the former employer regarding its business dealings with our customer. We have chosen to assume the cost of defending this lawsuit.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

   The executive officers, directors and key employees of Sycamore, and their respective ages and positions as of July 31, 1999, are as follows:

Name                      Age                  Position
----                      ---                  --------
Executive Officers and
 Directors:
Gururaj Deshpande.......   48 Chairman of the Board of Directors
Daniel E. Smith.........   49 President, Chief Executive Officer and
                              Director
Frances M. Jewels.......   34 Chief Financial Officer, Vice President,
                              Finance and Administration, Treasurer and
                              Secretary
Chikong Shue............   48 Vice President, Engineering
Ryker Young.............   35 Vice President, Sales
John E. Dowling.........   46 Vice President, Operations
Kurt Trampedach.........   55 Vice President, International Sales
Jeffrey A. Kiel.........   34 Vice President, Product Marketing
Anita Brearton..........   40 Vice President, Corporate Marketing
Timothy Barrows (1)(2)..   42 Director
Paul J. Ferri (1)(2)....   60 Director
Other Key Employees:
Richard A. Barry........   33 Chief Technical Officer
Eric A. Swanson.........   38 Chief Scientist

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

   Set forth below is information regarding the professional experience for each of the above-named persons.

   Gururaj Deshpande has served as Chairman of our board of directors since our inception in February 1998. He served as our Treasurer and Secretary from February 1998 to June 1999 and as our President from February 1998 to October 1998. Before founding Sycamore, Mr. Deshpande founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Mr. Deshpande served as President of Cascade and from April 1992 to June 1997, he served as Cascade's Executive Vice President of Marketing and Customer Service. Mr. Deshpande was a member of the board of directors of Cascade since its inception and was chairman of the board of directors of Cascade from 1996 to 1997.

   Daniel E. Smith has served as our President, Chief Executive Officer and as a member of our board of directors since October 1998. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend Communications, Inc. during that time. From April 1992 to July 1997, Mr. Smith served as President and Chief Executive Officer and a member of the board of directors of Cascade Communications Corp.

   Frances M. Jewels has served as our Vice President of Finance and Administration, Treasurer and Secretary since June 1999 and Chief Financial Officer since July 1999. From June 1997 to June 1999, Ms. Jewels served as Vice President and General Counsel of Ascend Communications, Inc. From April 1994 to June 1997, Ms. Jewels served as Corporate Counsel of Cascade Communications Corp. Prior to April 1994, Ms. Jewels practiced law in private practice and, prior to that, practiced as a certified public accountant.

   Chikong Shue has served as our Vice President of Engineering since August 1998. From March 1997 to July 1998, Mr. Shue was Vice President of Software and Systems Engineering of the Core Switching Division of Ascend Communications, Inc. Mr. Shue was a co-founder of Cascade Communications Corp. and served as director of software engineering at Cascade from May 1991 to August 1994 and as a corporate fellow and Vice President of Cascade's Remote Access Engineering division from September 1994 until March 1997.

   Ryker Young has served as our Vice President of Sales since August 1998. From July 1997 to August 1998, Mr. Young was Central Region Director of Sales for Ascend Communications, Inc. From January 1996 to June 1997, Mr. Young was the South Central Regional District Manager for Cascade Communications Corp. From October 1994 to December 1995, Mr. Young was Major Account Manager for Cisco Systems, Inc.

   John E. Dowling has served as our Vice President of Operations since August 1998. From July 1997 to August 1998, Mr. Dowling served as Vice President of Operations of Aptis Communications, a manufacturer of carrier-class access switches for network service providers. Mr. Dowling served as Vice President of Operations of Cascade Communications Corp. from May 1994 to June 1997.

   Kurt Trampedach has served as our Vice President of International Sales since July 1999. From June 1999 to July 1999, Mr. Trampedach was Vice President, Carrier Market Development for Lucent Technologies, Inc. From June 1997 to June 1999 he was Vice President, Carrier Market Development for Ascend Communications, Inc. From September 1996 to June 1997, Mr. Trampedach was Vice President, International Sales for Cascade Communications Corp. Mr. Trampedach was Vice President, European Operations for Alcatel USA, Inc. from April 1994 to September 1996.

   Jeffrey A. Kiel has served as our Vice President, Product Marketing since July 1999 and as Director of Marketing from September 1998 to July 1999. Mr. Kiel served as Director of Product Marketing at Ascend Communications, Inc. from June 1997 to September 1998. From August 1996 to June 1997, Mr. Kiel served as Product Marketing Manager of Cascade Communications Corp. From October 1993 to August 1996, Mr. Kiel was Senior Manager, Technical Staff at BellSouth Telecommunications.

   Anita Brearton has served as our Vice President, Corporate Marketing since July 1999 and as Director of Marketing Programs from September 1998 to July 1999. From September 1997 to August 1998, Ms. Brearton served as Vice President of Marketing for Artel Video Systems, Inc., a producer of fiber optic video transmission and routing products. From June 1997 to September 1997, Ms. Brearton was director of marketing programs for the core switching division of Ascend Communications, Inc. Ms. Brearton served as Director of Marketing Programs for Cascade Communications Corp. from November 1995 to June 1997. From July 1980 to August 1995, Ms. Brearton held several positions at General DataCom Industries, Inc., most recently as International Marketing Programs Manager.

   Timothy Barrows has served as a director since February 1998. Mr. Barrows has been a general partner of Matrix Partners since September 1985.

   Paul J. Ferri has served as a director since February 1998. Mr. Ferri has been a general partner of Matrix Partners, a venture capital firm, since February 1982. Mr. Ferri also serves on the board of directors of VideoServer, Inc. and Applix, Inc.

   Richard A. Barry has served as our Chief Technical Officer since July 1999 and as our Director of Architecture from our inception in February 1998 to July 1999. Prior to co-founding Sycamore, from September 1994 to February 1998, Mr. Barry was Chief Network Architect of the Advanced Networks Group at MIT's Lincoln Laboratory. Mr. Barry was an assistant professor in the Electrical Engineering and Computer Science Department at George Washington University from September 1993 to August 1994.

   Eric A. Swanson, a co-founder of Sycamore, has served as Chief Scientist since our inception in February 1998. From 1982 to February 1998, Mr. Swanson was Associate Group Leader of the Advanced Networks Group at MIT's Lincoln Laboratory.

   Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Sycamore. Each of the directors serves on the board of directors pursuant to the terms of an agreement that will terminate upon the closing of this offering.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term.
Messrs.         and            will serve in the class whose term expires in
             2000; Messrs.          and            will serve in the class
whose term expires in            2001; and Mr.           will serve in the
class whose term expires in           2002. Upon the expiration of the term of
a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Compensation of Directors

   We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the Compensation Committee, Sycamore's full board of directors (which includes Messrs. Deshpande and Smith) was responsible for the functions of a Compensation Committee. No interlocking relationship exists between any member of our board of directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Board Committees

   The board of directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Ferri and Barrows, reviews executive salaries, administers bonuses, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our benefit plans and compensation policies and practices.

   The Audit Committee, which consists of Messrs. Ferri and Barrows, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Executive Compensation

   The table below sets forth, for the fiscal year ended July 31, 1999, the cash compensation earned by (1) our Chairman of the Board, (2) our Chief Executive Officer and (3) the other most highly compensated executive officer who received annual compensation in excess of $100,000, collectively referred to below as the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                          Summary Compensation Table

                                                               Long-Term
                              Annual Compensation             Compensation
                          --------------------------------- ----------------
                                                                 Awards
                                                            ----------------
                                               Other Annual    Securities     All Other
                          Salary     Bonus     Compensation    Underlying    Compensation
                            ($)       ($)          ($)      Options/SARS (#)     ($)
                          -------    ------    ------------ ---------------- ------------
Gururaj Deshpande
 Chairman and Founder...  100,000        --         --               --            --
Daniel E. Smith
 President and Chief
 Executive Officer .....   73,077(1)     --         --               --            --
Ryker Young
 Vice President, Sales..  117,788    49,998(2)      --           20,000         9,326(3)

--------
(1) Represents the total amount of compensation Mr. Smith received in fiscal 1999 for the portion of the year during which he was one of our executive officers. Mr. Smith joined us in October 1998.
(2) Represents advance commission income.
(3) Represents reimbursement for relocation expenses.

Stock Options

   The following table contains information concerning the grant of options to purchase shares of our common stock to each of the Named Executive Officers during the fiscal year ended July 31, 1999:

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                              Realizable Value
                                                                                 at Assumed
                                      Percent of                              Annual Rates of
                         Number of   Total Options                                 Stock
                         Securities   Granted To                              Appreciation for
                         Underlying  Employees in    Exercise                  Option Term(3)
                          Options       Fiscal        Price      Expiration   -----------------
                          Granted       Year(1)    ($/Share)(2)     Date         5%      10%
                         ----------  ------------- ------------ ------------- -------- --------
Gururaj Deshpande.......       --          --            --          --             --      --
Daniel E. Smith.........       --          --            --          --             --      --
Ryker Young.............   20,000(4)      .81%        $1.00     June 16, 2009  12, 578  31,875

--------
(1) Based on options to purchase an aggregate of 2,484,000 shares granted to Sycamore employees in fiscal 1999.
(2) All options were granted at fair market value as determined by the board of directors on the date of grant.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on Sycamore's common stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent Sycamore's estimate or projection of the future price of the common stock on any date. There is no representation either express or implied that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.
(4) These options are exercisable immediately on the grant date, but unvested shares are subject to a repurchase right in favor of Sycamore that generally entitles us to repurchase these shares at their original exercise price upon termination of Mr. Young's services with Sycamore. Approximately one year from the hire date of Mr. Young, the repurchase right lapses as to a portion of the shares subject to the option and thereafter such right lapses as to an additional 5% of the shares subject to the option for each full three months of employment completed by Mr. Young.

Fiscal Year-End Option Values

   The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of July 31, 1999.

                       Aggregated Year-End Option Table

                          Shares                 Number of Securities      Value of Unexercised
                         Acquired               Underlying Unexercised    In-The-Money Options at
                            on       Value     Options at July 31, 1999      July 31, 1999 ($)
                         Exercise   Realized   ------------------------- -------------------------
          Name             (#)        ($)      Exercisable Unexercisable Exercisable Unexercisable
          ----           --------   --------   ----------- ------------- ----------- -------------
Gururaj Deshpande.......      --         --         --           --           --           --
Daniel E. Smith.........      --         --         --           --           --           --
Ryker Young.............  20,000(1)  40,000(2)      --           --           --           --

--------
(1) These shares are subject to a repurchase right in favor of Sycamore that generally entitles us to repurchase these shares at their original exercise price upon termination of Mr. Young's services with Sycamore. Approximately one year from the hire date of Mr. Young, the repurchase right lapses as to a portion of the shares subject to the option and thereafter such right lapses as to an additional 5% of the shares subject to the option for each full three months of employment completed by Mr. Young.
(2) Calculated on the basis of the fair market value of our common stock as of the date of exercise, of $3.00 per share, as determined by the board of directors on such date, less the aggregate exercise price.

Benefit Plans

   1999 Stock Incentive Plan. Our 1999 Stock Incentive Plan was adopted by our
board of directors in August   , 1999 and approved by our stockholders in
August    , 1999. The 1999 plan authorizes the issuance of up to
                   shares of our common stock.

   The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

   Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 500,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. The 1999 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   Our board of directors administers the 1999 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. Our board of directors has authorized the Compensation Committee to administer the 1999 plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the 1999 plan, our board of directors, our Compensation Committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which such options become exercisable;

  . the exercise price of options;

  . the duration of options; and

  . the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the acquiror refuses to assume or substitute for outstanding awards, they will accelerate, becoming fully exercisable and free of restrictions, prior to consummation of the acquisition event. In addition, following an acquisition event, under certain circumstances, an assumed or substituted award will accelerate if the employment of its holder with the acquiror is terminated within one year of the acquisition event.

   No award may be granted under the 1999 plan after              2009, but
the vesting and effectiveness of Awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

   1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan
was adopted by our board of directors in August   , 1999 and received
stockholder approval in August    , 1999. The purchase plan authorizes the
issuance of up to a total of         shares of our common stock to
participating employees.

   All of our employees, including directors who are employees, and all employees of any participating subsidiaries:

  . whose customary employment is more than 20 hours per week for more than five months in a calendar year,

  . who have been employed by us for at least three months prior to enrolling, and

  . who are employed on the first day of a designated payroll deduction offering period
are eligible to participate in the purchase plan. Employees who would immediately after the grant own five percent or more of the total combined voting power or value of our stock or any subsidiary are not eligible to
participate. As of July 31, 1999, approximately      of our employees would
have been eligible to participate in the purchase plan.

   On the first day of an offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of common stock as follows: the employee may authorize an amount (up to 10%, or such lesser amount as shall be determined by the Board, of such employee's base pay) to be deducted from such employee's base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the date on which trading of our common stock commences on the Nasdaq National Market, with the option price on the first day of such offering period equivalent to the initial public offering price. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing the product of (1) $2,083 and (2) the number of full months in the offering period by the closing market price of a share of common stock on the first business day of the offering period or such other number as may be determined by the Board prior to the commencement date of the offering period. The Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

   An employee who is not a participant on the last day of the offering period, as a result of voluntary withdrawal or termination of employment or for any other reason, is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. However, upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the participant's account would purchase at the date of death.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

   1999 Non-Employee Director Option Plan. Our 1999 Non-Employee Director Option Plan was adopted by our board of directors and received stockholder
approval in August   , 1999. The option plan authorizes the issuance of up to
a total of          shares of our common stock to participating directors who
are not also an employee or officer.

   On the day each of our directors who is not also an employee or officer is elected to our board of directors, we will grant to him a nonqualified stock
option to purchase        shares of common stock. In addition, on the date of
each annual meeting of stockholders, we will grant each such director a
nonqualified stock option to purchase          shares of our common stock
beginning with the 2000 annual meeting of stockholders. The option exercise price per share for all options granted under the option plan will be equal to the fair market value of our common stock on the date of grant. Under the
plan, options vest immediately, but may not be exercised until      . The term
of each option is   years from the date of grant. In addition, the
Compensation Committee may grant additional options to non-employee directors and determine the terms applicable to such options. Our board of directors has discretion to establish the terms of options granted under the Plan. No options to purchase shares have been granted to date under the option plan.

   401(k) Plan. On December 9, 1998, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. We have made no contributions to the 401(k) plan to date.

                             CERTAIN TRANSACTIONS

Preferred Stock Issuances

   Since inception in February 1998, we have issued and sold shares of redeemable convertible preferred stock to the following persons and entities who are our executive officers, directors or principal stockholders. For more detail on shares held by these purchasers, see "Principal Stockholders."

                                                   Series A  Series B  Series C
                                                   Preferred Preferred Preferred
Investor                                             Stock     Stock     Stock
--------                                           --------- --------- ---------
Gururaj Deshpande................................. 2,750,000 1,059,976  385,647
Daniel E. Smith................................... 2,475,000   953,979  347,082
Chikong Shue......................................   300,000   115,634   42,071
John E. Dowling...................................        --    71,429       --
Matrix V Management Co., L.L.C.(1)................ 2,750,000 1,059,976  385,647

--------
(1) Composed of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix
    Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Timothy Barrows and Paul J. Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C.

   Series A Financing. On February 19, 1998, April 2, 1998, July 31, 1998 and October 19, 1998, we issued an aggregate of 8,961,812 shares of Series A preferred stock to 8 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue and Matrix Partners V, L.P. The per share purchase price for our Series A preferred stock was $.91.

   Series B Financing. On December 3, 1998 and February 11, 1999, we issued an aggregate of 3,607,062 shares of Series B preferred stock to 11 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, John E. Dowling and Matrix Partners V, L.P. The per share purchase price for our Series B preferred stock was $3.50.

   Series C Financing. On March 2, 1999, we issued an aggregate of 2,500,000 shares of Series C preferred stock to 15 investors, including Gururaj Deshpande, Daniel E. Smith, Chikong Shue, Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. The per share purchase price for our Series C preferred stock was $8.00.

Common Stock Issuances

   During fiscal 1999, Frances M. Jewels, our Chief Financial Officer, purchased an aggregate of 145,000 shares of common stock for $1.00 per share and Kurt Trampedach, our Vice President of International Sales, purchased an aggregate of 125,000 shares of common stock for $1.00 per share, each pursuant to stock restriction agreements that give us the right to repurchase all or a portion of the shares at their purchase price in the event that the employee ceases to be employed by us. Other executive officers have purchased shares of common stock pursuant to similar stock restriction agreements for aggregate purchase prices which did not exceed $60,000 for any one executive officer. The repurchase right generally lapses as to 20% of the shares subject to such option approximately one year from the hire date of the executive officer and thereafter lapses as to an additional 5% of the shares for each full three months of employment completed by such person.

   All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of June 30, 1999, by:

  . each person who owns beneficially more than 5% of the outstanding shares of our common stock;

  . each of our directors and the Named Executive Officers; and

  . all of our directors and executive officers as a group.

   The number of shares of common stock deemed outstanding prior to this offering includes 20,820,478 shares of common stock outstanding as of June 30, 1999. The number of shares of common stock deemed outstanding after this
offering includes the              shares that are being offered for sale by
us in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Common stock subject to options exercisable within 60 days of June 30, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Sycamore Networks, Inc., 10 Elizabeth Drive, Chelmsford, Massachusetts 01824.

                                                                Percentage of
                                                                Common Stock
                                                Number of      Outstanding(%)
                                                  Shares      -----------------
                                               Beneficially    Before   After
    Name and Address of Beneficial Owner          Owned       Offering Offering
    ------------------------------------       ------------   -------- --------
Gururaj Deshpande(1).........................    5,445,623      26.2
Daniel E. Smith..............................    4,901,061      23.5
Matrix V Management Co., L.L.C.(2)
 1000 Winter Street, Suite 4500
 Waltham, MA 02154...........................    4,195,623      20.2
Ryker Young..................................      340,604(3)    1.6
Timothy Barrows(2)
 c/o Matrix V Management Co., L.L.C.
 1000 Winter Street, Suite 4500
 Waltham, MA 02154...........................    4,195,623      20.2
Paul J. Ferri(2)
 c/o Matrix V Management Co., L.L.C.
 1000 Winter Street, Suite 4500
 Waltham, MA 02154...........................    4,195,623      20.2
Jaishree Deshpande, as Trustee of the Gururaj
 Deshpande Grantor Retained Annuity Trust....    2,000,000       9.6
All executive officers and directors as a
 group (10 persons)..........................   16,557,045(4)   79.0

--------
 * Less than 1% of the outstanding common stock.
(1) Includes 437,500 shares held by the Deshpande Irrevocable Trust and 2,000,000 shares held by Jaishree Deshpande, as Trustee of the Gururaj Deshpande Grantor Retained Annuity Trust. Jaishree Deshpande is Mr. Deshpande's wife. Mr. Deshpande disclaims beneficial ownership of the shares held by the Deshpande Irrevocable Trust.
(2) Composed of 3,776,060 shares held by Matrix Partners V, L.P. and 419,563 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., L.L.C. is the general partner of each of Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. Mr. Barrows and Mr. Ferri, directors of Sycamore, are general partners of Matrix V Management Co., L.L.C. Mr. Barrows and Mr. Ferri disclaim beneficial ownership of the shares held by Matrix Partners V, L.P. and Matrix V Entrepreneurs Fund, L.P. except to the extent of their pecuniary interests therein arising from their general partnership interests in Matrix V Management Co., L.L.C.
(3) Includes immediately exercisable options to purchase 20,000 shares.
(4) Includes immediately exercisable options to purchase 265,000 shares.

                         DESCRIPTION OF CAPITAL STOCK

   After this offering, the authorized capital stock of Sycamore will consist
of             shares of common stock, $.001 par value per share, and
5,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 1999, there were outstanding (1) 20,820,478 shares of common stock held by 67 stockholders of record, assuming the conversion into common stock of all outstanding shares of convertible preferred stock, and (2) options to purchase an aggregate of 1,837,700 shares of common stock. Based upon the number of shares outstanding as of that date, and giving effect to the issuance of the shares of common stock offered by Sycamore in this offering, there will be shares of common stock outstanding upon the closing of this offering.

   The following summary of provisions of our securities, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and provisions of applicable law is not intended to be complete and is qualified by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws included as exhibits to the Registration Statement of which this prospectus is a part. See "Where You Can Find More Information."

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Sycamore, the holders of common stock are entitled to receive ratably the net assets of Sycamore available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Sycamore in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which Sycamore may designate and issue in the future. Certain holders of common stock have the right to require Sycamore to register their shares of common stock under the Securities Act in certain circumstances. See "Shares Eligible for Future Sale."

Preferred Stock

   Under the terms of our amended and restated certificate of incorporation to be filed as of the closing of this offering, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

   The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding voting stock of Sycamore. Sycamore has no present plans to issue any shares of preferred stock.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   Sycamore is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   The amended and restated certificate of incorporation and amended and restated by-laws to be effective on the closing of this offering provide:

  . that the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

  . that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote; and

  . that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

   The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Sycamore.

   The amended and restated certificate of incorporation and amended and restated by-laws also provide that, after the closing of this offering:

  . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

  . special meetings of the stockholders may only be called by the Chairman of the board of directors, the President, or by the board of directors.

   Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

   Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Generally our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

   Our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is     .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have             shares of common
stock outstanding (assuming no exercise of outstanding options). Of these
shares, the            shares to be sold in this offering will be freely
tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

 Days After Date of     Approximate Shares
  This Prospectus    Eligible for Future Sale              Comment
 ------------------  ------------------------              -------
On effectiveness....                          Freely tradeable sold in offering
90 days after
 effectiveness......                          Shares salable under Rule 144
   days after                                 Shares salable under
 effectiveness......                          Rule 144, 144(k) or 701

   In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (1) one percent of the then
outstanding shares of common stock (approximately               shares
immediately after this offering) or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.

   Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans, and shares of common stock acquired upon exercise of presently outstanding options granted under these plans, may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

Stock Options

   At July 31, 1999, approximately         shares of common stock were
issuable pursuant to immediately exercisable options or pursuant to other rights granted under our 1998 Stock Incentive Plan of which approximately shares are not subject to Lock-up Agreements with the Underwriters.

   We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable following the date of this prospectus, to register
up to         shares of common stock issuable under our stock plans, including
the      shares of common stock subject to outstanding options as of July 31,
1999. This registration statement is expected to become effective upon filing.

Lock-up Agreements

   Subject to certain exceptions, Sycamore and its executive officers, directors and other security holders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, during
the period ending     days after the date of this prospectus, (1) offer,
pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or
(2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, regardless of whether any such transactions described in clauses (1) or
(2) of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

Registration Rights

   After this offering, the holders of approximately 19,266,000 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, such holders are also entitled to demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to shares of our common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us on up to three occasions to file additional registration statements on Form S-3 at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc, J. P. Morgan Securities Inc and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, are acting as representatives, have severally agreed to purchase, and we have
agreed to sell to them, an aggregate of             shares of common stock.
The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                      Number of
      Name                                                             Shares
      ----                                                           -----------
      Morgan Stanley & Co. Incorporated.............................
      Lehman Brothers Inc...........................................
      J. P. Morgan Securities Inc...................................
      Dain Rauscher Wessels.........................................
                                                                     -----------
        Total.......................................................
                                                                     ===========

   The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are taken.

   The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $       a share under the initial public offering
price. Any underwriters may allow, and such dealers may reallow, a concession
not in excess of $       a share to other underwriters or to certain other
dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to
purchase up to an aggregate of         additional shares of common stock at
the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriter's over-allotment option is exercised in
full, the total price to public would be $        , the total underwriters'
discounts and commissions would be $       , and the total proceeds to us
would be $        before deducting estimated offering expenses of $      .

   At our request, the underwriters have reserved up to         shares of
common stock to be sold in the offering and offered hereby for sale, at the initial public offering price, to our directors, officers, employees and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   Sycamore, our directors, officers and certain other of our stockholders have each agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, during the period ending days after the date of this prospectus, we will not, directly or indirectly:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from us); or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

   The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

   We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "SCMR."

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Pricing of the Offering

   Prior to this offering, there has been no public market for the shares of common stock. Consequently, the public offering price for the shares of common stock will be determined by negotiations between Sycamore and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our record of operations, our current financial position and future prospects, the experience of our management, sales, earnings and certain of our other financial and operating information in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The financial statements as of July 31, 1998 and for the period from inception (February 17, 1998) through July 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                            SYCAMORE NETWORKS, INC.
                        (A Development Stage Enterprise)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.........................................  F-2

Balance Sheets at July 31, 1998 and May 1, 1999 (unaudited)...............  F-3

Statements of Operations for the period from inception (February 17, 1998)
 through July 31, 1998, the nine months ended May 1, 1999 (unaudited) and the period from inception (February 17, 1998) through May 1, 1999
 (unaudited)..............................................................  F-4

Statements of Stockholders' Deficit for the period from inception
 (February 17, 1998) through July 31, 1998, the nine months ended May 1,
 1999 (unaudited) and the period from inception (February 17, 1998)
 through May 1, 1999 (unaudited)..........................................  F-5

Statements of Cash Flows the period from inception (February 17, 1998)
 through July 31, 1998, the nine months ended May 1, 1999 (unaudited) and the period from inception (February 17, 1998) through May 1, 1999
 (unaudited)..............................................................  F-6


Notes to Financial Statements............................................... F-7

                       Report of Independent Accountants

To the Stockholders and the Board of Directors of Sycamore Networks, Inc.:

   In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Sycamore Networks, Inc. (a development stage enterprise) at July 31, 1998 and the results of its operations and its cash flows for the period from inception (February 17, 1998) to July 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 29, 1999

                            SYCAMORE NETWORKS, INC.
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS
                       (in thousands, except share data)

                                                                     Pro Forma
                                               July 31, May 1, 1999 May 1, 1999
                                                 1998   (Unaudited) (Unaudited)
                                               -------- ----------- -----------
                   Assets
Current assets:
 Cash and cash equivalents...................   $1,197   $ 23,406    $ 23,406
 Marketable securities.......................    3,082      2,931       2,931
 Inventories.................................       --      6,220       6,220
 Prepaids and other current assets...........      200        347         347
                                                ------   --------    --------
Total current assets.........................    4,479     32,904      32,904
Property and equipment, net..................      500      4,391       4,391
Other assets.................................      102        207         207
                                                ------   --------    --------
Total assets.................................   $5,081   $ 37,502    $ 37,502
                                                ======   ========    ========

Liabilities, Redeemable Convertible Preferred
   Stock and Stockholders' Equity (Deficit)

Current liabilities:
 Current portion of note payable.............   $   --   $    334    $    334
 Accounts payable............................       42      5,521       5,521
 Accrued expenses............................       96        323         323
                                                ------   --------    --------
Total current liabilities....................      138      6,178       6,178

Note payable.................................       --        666         666

Commitments and contingencies (Note 4)

Series A Redeemable Convertible Preferred
 Stock $.01 par value; 6,380,000 and
 8,975,000 shares authorized at July 31, 1998
 and May 1, 1999, respectively; 6,186,812 and
 8,961,812 shares issued and outstanding at
 July 31, 1998 and May 1, 1999, respectively;
 0 shares issued and outstanding on a pro
 forma basis; liquidation value of $5,630 and
 $8,155 at July 31, 1998 and May 1, 1999,
 respectively................................    5,621      8,146          --

Series B Redeemable Convertible Preferred
 Stock $.01 par value; 3,625,000 shares
 authorized at May 1, 1999; 3,607,062 shares
 issued and outstanding at May 1, 1999; 0
 shares issued and outstanding on a pro forma
 basis; liquidation value of $12,625 at May
 1, 1999.....................................       --     12,625          --

Series C Redeemable Convertible Preferred
 Stock $.01 par value; 2,500,000 shares
 authorized at May 1, 1999; 2,500,000 shares
 issued and outstanding at May 1, 1999; 0
 shares issued and outstanding on a pro forma
 basis; liquidation value of $20,000 at May
 1, 1999.....................................       --     20,000          --
Stockholders' equity (deficit):
 Common stock, $.001 par value; 15,000,000
  and 25,000,000 shares authorized at July
  31, 1998 and May 1, 1999, respectively;
  2,345,000 and 5,444,104 shares issued and
  outstanding at July 31, 1998 and May 1,
  1999, respectively: 20,512,978 shares
  issued and outstanding on a pro forma
  basis......................................        2          5          20
 Additional paid-in capital..................      192      5,482      46,238
 Accumulated deficit.........................     (693)   (10,796)    (10,796)
 Note receivable.............................       --        (17)        (17)
 Deferred compensation.......................     (179)    (4,787)     (4,787)
                                                ------   --------    --------
Total stockholders' equity (deficit).........     (678)   (10,113)     30,658
                                                ------   --------    --------
Total liabilities, redeemable convertible
 preferred stock and stockholders' equity
 (deficit)...................................   $5,081   $ 37,502    $ 37,502
                                                ======   ========    ========


    The accompanying notes are an integral part of the financial statements.

                            SYCAMORE NETWORKS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                          Period from inception                   Period from inception
                           (February 17, 1998)     Nine months     (February 17, 1998)
                          through July 31, 1998 ended May 1, 1999  through May 1, 1999
                          --------------------- ----------------- ---------------------
                                                   (unaudited)         (unaudited)
Operating expenses:
 Manufacturing..........         $   --             $  1,173            $  1,173
 Research and
  development...........            497                6,572               7,069
 Sales and marketing....             92                1,598               1,690
 General and
  administrative........            199                  752                 951
 Amortization of stock
  compensation..........              5                  496                 501
                                 ------             --------            --------
 Total operating
  expenses..............            793               10,591              11,384
                                 ------             --------            --------
Loss from operations....           (793)             (10,591)            (11,384)
Interest income.........            100                  488                 588
                                 ------             --------            --------
Net loss................           (693)             (10,103)            (10,796)
                                 ======             ========            ========
Basic and diluted net
 loss per share.........         $(1.66)            $ (15.66)           $ (19.31)
Weighted average shares
 used in computing basic
 and diluted net loss
 per share..............            417                  645                 559
Pro forma basic and
 diluted net loss per
 share (unaudited)......         $ (.11)            $  (1.08)           $  (1.38)
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share
 (unaudited)............          6,252                9,351               7,829


    The accompanying notes are an integral part of the financial statements.

                            SYCAMORE NETWORKS, INC.
                        (A Development Stage Enterprise)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (in thousands)

                          Common Stock  Additional                                         Total
                          -------------  Paid-in   Accumulated    Note      Deferred   Stockholders'
                          Shares Amount  Capital     Deficit   Receivable Compensation    Deficit
                          ------ ------ ---------- ----------- ---------- ------------ -------------
Issuance of common
 stock..................  2,345   $ 2     $    8    $     --      $ --      $    --      $     10
Deferred compensation
 expense associated with
 equity awards..........     --    --        184          --        --         (184)           --
Amortization of deferred
 compensation...........     --    --         --          --        --            5             5
Net loss................     --    --         --        (693)       --           --          (693)
                          -----   ---     ------    --------      ----      -------      --------
Balance, July 31 1998...  2,345     2        192        (693)       --         (179)         (678)
                          -----   ---     ------    --------      ----      -------      --------
Issuance of common
 stock..................  3,099     3        186          --        --           --           189
Deferred compensation
 expense associated with
 equity awards..........     --    --      4,869          --        --       (4,869)           --
Issuance of equity
 awards in exchange for
 services...............     --    --        235          --        --           --           235
Amortization of deferred
 compensation ..........     --    --         --          --        --          261           261
Issuance of common stock
 in exchange for note
 receivable.............     --    --         --          --       (17)          --           (17)
Net loss................     --    --         --     (10,103)       --           --       (10,103)
                          -----   ---     ------    --------      ----      -------      --------
Balance, May 1, 1999
 (unaudited)............  5,444   $ 5     $5,482    $(10,796)     $(17)     $(4,787)     $(10,113)
                          =====   ===     ======    ========      ====      =======      ========


    The accompanying notes are an integral part of the financial statements.

                            SYCAMORE NETWORKS, INC.
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                 Period from                     Period from
                                  inception                       inception
                             (February 17, 1998) Nine months (February 17, 1998)
                                   through          ended          through
                                July 31, 1998    May 1, 1999     May 1, 1999
                             ------------------- ----------- -------------------
                                                 (unaudited)     (unaudited)
Cash flows from operating
 activities:
 Net loss..................        $ (693)        $(10,103)       $(10,796)
 Adjustments to reconcile
  net income to net cash
  used in operating
  activities:
  Depreciation and
   amortization............            27              404             431
  Amortization of stock
   compensation............             5              496             501
Changes in operating assets
 and liabilities:
  Inventories..............            --           (6,220)         (6,220)
  Prepaids and other
   current assets..........           (75)            (272)           (347)
  Accounts payable.........            42            5,479           5,521
  Accrued expenses.........            96              227             323
                                   ------         --------        --------
Net cash used in operating
 activities................          (598)          (9,989)        (10,587)
                                   ------         --------        --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment...............          (528)          (3,294)         (3,822)
  Purchases of marketable
   securities..............        (3,082)          (6,026)         (9,108)
  Maturities of marketable
   securities..............            --            6,177           6,177
  Increase in other
   assets..................          (102)            (105)           (207)
                                   ------         --------        --------
Net cash used in investing
 activities................        (3,712)          (3,248)         (6,960)
                                   ------         --------        --------
Cash flows from financing
 activities:
  Proceeds from issuance of
   redeemable convertible
   preferred stock, net....         5,496           35,275          40,771
  Proceeds from issuance of
   common stock............            11              171             182
                                   ------         --------        --------
Net cash provided by
 financing activities......         5,507           35,446          40,953
                                   ------         --------        --------
Net increase in cash and
 cash equivalents..........         1,197           22,209          23,406
Cash and cash equivalents,
 beginning of period.......            --            1,197              --
                                   ------         --------        --------
Cash and cash equivalents,
 end of period.............        $1,197         $ 23,406        $ 23,406
                                   ======         ========        ========
Supplementary information:
  Equipment acquired under
   term note...............        $   --         $  1,000        $  1,000
  Preferred stock note
   receivable..............           125               --              --
  Issuance of common stock
   in exchange for note
   receivable..............            --               17              17

    The accompanying notes are an integral part of the financial statements.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

1. Nature of the Business:

   Sycamore Networks (the "Company") was incorporated in Delaware on February 17, 1998. The Company develops and markets software-based intelligent optical networking products that enable service providers to quickly and cost effectively provide bandwidth and create new high speed data services. To date, the Company has principally marketed its products in the United States. Through May 1, 1999, the Company was considered to be in the development stage and was principally engaged in research and development, raising capital and building its management team. The Company shipped its first product in May 1999.

   The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company has a limited operating history and has never achieved profitability. To date the Company has been funded principally by private equity financings. The Company's ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

2. Significant Accounting Policies:

   The accompanying financial statements of the Company reflect the application of certain significant accounting policies as described below:

Unaudited Interim Financial Data

   The accompanying balance sheet as of May 1, 1999, the statements of operations, cash flows and stockholders' deficit for the nine months ended May 1, 1999, and the statements of operations, cash flows and stockholders' deficit for the period from inception (February 17, 1998) through May 1, 1999 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. The data disclosed in notes to the financial statements for these periods are unaudited. The results for the nine months ended May 1, 1999 are not necessarily indicative of results to be expected for the entire year, although the Company expects to incur a significant loss for the year ending July 31, 1999.

Cash Equivalents and Marketable Securities

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, and investments with original maturity dates greater than three months but less than 12 months to be short-term investments. The Company classifies all marketable securities as available-for-sale. The securities are stated at their fair market value. At July 31, 1998, the fair value of marketable securities, which were comprised of commercial paper, approximated amortized cost and, as such, unrealized holding gains and losses were not material. The fair value of marketable securities was determined based on quoted market prices at the reporting date for those instruments.

Inventory

   Inventories are stated at the lower of cost (first-in, first-out basis) or market (net realizable value).

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Revenue Recognition

   Revenue from product sales is recognized upon execution of a contract and the completion of all delivery obligations provided that there are no uncertainties regarding customer acceptance and collectibility is deemed probable. If uncertainties exist, revenue is recognized when such uncertainties are resolved. Revenue from technical support and maintenance contracts is recognized ratably over the period of the related agreements. The Company records a warranty liability for parts and labor on its products. Warranty periods are generally three years from installation date. Estimated warranty costs are recorded at the time of revenue recognition.

Property and Equipment

   Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method, based upon the following asset lives:

   Computer and
    telecommunications
    equipment.................. 2 to 3 years
   Computer software........... 2 to 3 years
   Furniture and office
    equipment.................. 5 years
   Leasehold improvements...... Shorter of lease term or useful life of asset

   The cost of significant additions and improvements is capitalized and depreciated while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost and related accumulated depreciation of the assets are removed from the accounts and any resulting gain or loss is reflected in the determination of net income or loss.

Research and Development and Software Development Costs

   The Company's products are highly technical in nature and require a large and continuing research and development effort. All research and development costs are expensed as incurred. Software development costs incurred prior to the establishment of technological feasibility are charged to expense. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized until the product is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. To date, the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have not been material. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

   Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are recorded based on temporary differences between the financial statement amounts and the tax bases of assets and liabilities measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company periodically evaluates the realizability of its net deferred tax assets and records a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents. The Company invests its excess cash primarily in deposits with commercial banks and high-quality corporate securities. Certain components and parts used in the Company's products are procured from a single source. The Company obtains some of its parts from one vendor only, even where multiple sources are available, to maintain quality control and enhance working relationships with suppliers. These purchases are made on a purchase order basis. The failure of a supplier, including subcontractor, to deliver on schedule could delay or interrupt the Company's delivery of products and thereby adversely affect the Company's revenues and profits.

Other Comprehensive Income

   The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" for the period from inception (February 17, 1998) through July 31, 1998. This statement requires that changes in comprehensive income be shown in a financial statement that is displayed with the same prominence as other financial statements. To date, comprehensive loss and net loss are the same.

Net Loss Per Share

   Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of incremental common shares issuable upon the exercise of stock options and unvested restricted common shares. There were no dilutive common equivalent shares for the period.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The following table sets forth the computation of basic and diluted net loss per share:

                          Period from inception                   Period from inception
                           (February 17, 1998)     Nine months     (February 17, 1998)
                          through July 31, 1998 ended May 1, 1999  through May 1, 1999
                          --------------------- ----------------- ---------------------
                                                   (unaudited)         (unaudited)
                                      (in thousands, except per share data)
Numerator:
Net loss................         $  (693)           $(10,103)           $(10,796)
Denominator:

Historical:
Weighted average common
 shares outstanding.....           2,169               4,875               3,522
Weighted average common
 shares outstanding
 subject to repurchase..          (1,752)             (4,230)             (2,963)
                                 -------            --------            --------
Denominator for basic
 and diluted
 calculation............             417                 645                 559
                                 -------            --------            --------
Basic and diluted net
 loss per share.........         $ (1.66)            $(15.66)            $(19.31)
                                 =======            ========            ========
Pro forma:
Net loss................         $  (693)           $(10,103)           $(10,796)
                                 =======            ========            ========
Historical weighted
 average common shares
 outstanding............             417                 645                 559
Weighted average number
 of shares assumed upon
 conversion of
 redeemable convertible
 preferred stock........           5,835               8,706               7,270
                                 -------            --------            --------
Shares used in computing
 pro forma basic and
 diluted net loss per
 share (unaudited)......           6,252               9,351               7,829
                                 =======            ========            ========
Pro forma basic and
 diluted net loss per
 share (unaudited)......         $  (.11)           $  (1.08)           $  (1.38)
                                 =======            ========            ========

   Options to purchase 1,019,000 shares of common stock at an average exercise price of $.66 per share have not been included in the computation of diluted net loss per share for the nine months ended May 1, 1999 and for the period from inception (February 17, 1998) through May 1, 1999, as their effect would have been anti-dilutive.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Pro Forma Net Loss Per Share (Unaudited)

   Pro forma net loss per share for the period from inception (February 17, 1998) through July 31, 1998 and the nine months ended May 1, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, and C redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred at the date of original issuance.

Pro Forma Balance Sheet (Unaudited)

   Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A, B and C redeemable convertible preferred stock will automatically convert into 15,068,874 shares of the Company's common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the preferred stock into common stock as of May 1, 1999.

Stock Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

Segment Information

   The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment.

Recent Accounting Pronouncements

   In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. We do not expect the adoption of this standard to have a material effect on our financial condition or results of operations.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on our financial condition or results of operations.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


3. Property and Equipment:

   Property and equipment consisted of the following at July 31, 1998:

Computer software and equipment........................................... $500
Furniture and office equipment............................................   27
                                                                           ----
                                                                            527
Less accumulated depreciation and amortization............................  (27)
                                                                           ----
                                                                           $500
                                                                           ====

   Depreciation and amortization expense was $27,000 for the period from inception (February 17, 1998) through July 31, 1998.

4. Commitments and Contingencies:

Capital and Operating Leases

   The Company's primary office facility is leased under a noncancelable lease that expires in 1999. Rent expense under operating leases was $27,500 for the period from inception (February 17, 1998) through July 31, 1998. At July 31, 1998 future minimum lease payments under all non-cancelable operating leases are as follows, in thousands:

1999..................................................................... $ 158
2000.....................................................................    42
                                                                          -----
Total future minimum lease payments...................................... $ 200
                                                                          =====

   At July 31, 1998, as collateral for the primary office facility lease, the Company issued a stand-by letter of credit for $100,000 which is collaterlized by commercial paper. The letter of credit is irrevocable and expires in July 1999.

5. Common Stock

   The Company has authorized 15,000,000 shares of common stock, $.001 par value. The voting, dividend and liquidation rights of the holders of the common stock are subject to, and qualified by, the rights of the holders of preferred stock. The holders of the common stock are entitled to one vote for each share held. Dividends may be declared by the board of directors from lawfully available funds, subject to any preferential dividend rights of any outstanding preferred stock. Holders of the common stock are entitled to receive all assets available for distribution on the dissolution or liquidation of the Company, subject to any preferential rights of any outstanding preferred stock.

6. Restricted Stock

   Restricted stock may be issued to employees, officers, directors, consultants, and other advisors. The Company has the right to repurchase the common stock at the issuance price (which shall be at least equal to the par value per share for each share of common stock subject to such award) or other stated or formula price in the event that conditions specified by the board of directors in the award agreement are not satisfied prior to the end of the applicable restriction period or periods established for such award. The vesting period is generally five years. The number of shares of restricted stock outstanding at July 31, 1998 was 2,345,000 of which 1,876,250 were subject to repurchase at their original issuance prices ranging from $.001 to $.05.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   The weighted average grant date fair value of restricted stock awards for the period from inception (February 17, 1998) through July 31, 1998 was $.49. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates in accordance with SFAS 123, the Company's net loss for the period from inception (February 17, 1998) through July 31, 1998 would have been increased to $807,000 or $1.94 per basic and diluted share. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

   For this pro forma calculation, the fair value of each restricted stock award was estimated on the date of grant using the minimum value option pricing model with the following weighted average assumptions: no volatility, a weighted average risk free interest rate of 5.4%, a weighted average expected option life of 4 years and no dividend yield.

7. Redeemable Convertible Preferred Stock

   The Company's board of directors has authorized 6,380,000 shares of Series A redeemable convertible preferred stock ("Series A"), $.01 par value. In February 1998, the Company sold 6,049,450 shares of Series A at a price of $.91 per share and received proceeds of approximately $5,505,000. In July 1998, the Company issued 137,362 shares of Series A and received proceeds of approximately $125,000 in October 1998. The terms of the Series A are as follows:

  Conversion

  Each share of Series A may be converted into one share of common stock at any time at the option of the holder, subject to adjustment for certain events such as a stock split, stock dividend, or stock issuance. Upon the earlier of the closing of an initial public offering of the Company's common stock at a price which equals or exceeds $5 per share and results in proceeds of a least $10,000,000, or the date on which at least 10,000,000 shares of preferred stock have been converted to common stock, all outstanding shares of preferred stock automatically convert into shares of common stock.

  Dividend and Voting Rights

  When and if declared by the Company's board of directors, dividends on Series A are payable in cash in preference and prior to any payment of any dividend on common shares. The holders of Series A are entitled to the per share amount of dividends or distributions declared for common stock, multiplied by the number of shares of common stock into which the preferred stock is convertible. The holders of Series A are entitled to vote on all matters and are entitled to the number of votes equal to the number of common shares into which the Series A are convertible as of the date of record.

  Liquidation Preference

  In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A are entitled to receive, prior and in preference to any payment or distribution of any assets or surplus funds of the Company to holders of the common shares, an amount for each share of Series A held, equal to $.91, plus any declared and unpaid dividends. The liquidation preferences are subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

  Redemption

  If the holders of at least a majority of Series A, at any time after February 26, 2004, so demand, the Company will be required to redeem 33% of the shares outstanding, an additional 50% on February 26, 2005 and all shares remaining on February 26, 2006. The redemption price of each share of Series A is $.91 plus all declared and unpaid dividends, if any.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


8. Income Taxes:

   No provision for taxes has been recorded since the Company has incurred losses since inception.

   The components of the net deferred tax asset as of July 31, 1998 are as follows (in thousands):

Net operating loss carryforwards......................................... $ 122
Capitalized start up costs...............................................   124
Other....................................................................    21
                                                                          -----
                                                                            267
                                                                          -----
Valuation allowance......................................................  (267)
                                                                          -----
Net deferred tax asset................................................... $  --
                                                                          =====

   At July 31, 1998, the Company had available net operating loss carryforwards for federal and state tax income purposes of approximately $330,000. The state and federal carryforwards expire in 2004 and 2019, respectively. As required by statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has established a full valuation allowance for such assets which are comprised principally of net operating loss carryforwards. Management reevaluates the positive and negative evidence periodically. The net operating loss carryforwards could be limited in future years if there is a significant change in our ownership.

9. Employee Benefit Plan:

   The Company sponsors a defined contribution plan covering substantially all of its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has made no contributions to the plan to date.

10. Subsequent Events

Redeemable Convertible Preferred Stock

   In October 1998, the Company sold 2,775,000 shares of Series A at a price of $.91 per share and received proceeds of approximately $2,525,250.

   In December 1998, the Company authorized 3,625,000 shares of Series B redeemable convertible preferred stock ("Series B"), $.01 par value. In December 1998 and February 1999, the Company sold 3,607,062 shares of Series B at a price of $3.50 per share and received proceeds of approximately $12,625,000. The terms of the Series B are similar to the terms of Series A.

   In February 1999, the Company authorized 2,500,000 shares of Series C redeemable convertible preferred stock ("Series C"), $.01 par value. In February 1999, the Company sold 2,500,000 shares of Series C at a price of $8.00 per share and received proceeds of approximately $20,000,000. The terms of the Series C are similar to the terms of Series A.

   In July 1999, the Company authorized 692,201 shares of Series D redeemable convertible preferred stock ("Series D"), $.01 par value. In July 1999, the Company sold 692,201 shares of Series D at a price of $21.67 per share and received proceeds of approximately $15,000,000. The terms of the Series D are similar to the terms of Series A.

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Note Payable

   On August 5, 1998, the Company entered into an equipment loan agreement with a bank. Under this loan agreement, the Company may borrow up to $1,000,000, for the purpose of acquisition of equipment, for a period of ten months. At June 30, 1999, the outstanding balance will be converted into a term loan, to be repaid in thirty equal monthly installments commencing July 1, 1999. The interest on the outstanding balance is calculated daily at the bank's prime rate, plus 1.5%. The loan is collateralized by all the Company's assets, including accounts receivable, inventory and fixed assets. The Company is required to maintain certain financial covenants and tangible net worth calculations. At May 1, 1999, a total of $1,000,000 is outstanding under this equipment loan agreement.

   On April 22, 1999, the Company entered into an equipment loan agreement with the same bank. Under this loan agreement, the Company may borrow up to $5,000,000, for the purpose of acquisition of equipment, for a period of six months. At January 31, 2000, the outstanding balance will be converted into a term loan, to be repaid in thirty-six equal monthly installments commencing February 1, 2000. The interest on the outstanding balance is calculated daily at the bank's prime rate, plus 1.5%. This loan is also collateralized by all the Company's assets, including accounts receivable, inventory and fixed assets. The Company is required to maintain certain financial covenants and tangible net worth calculations.

Letters of Credit

   In December 1998, as collateral for an office facility lease, the Company has issued a stand-by letter of credit for $92,000 which is collateralized by United States Treasury Bills. The letter of credit is irrevocable and is reduced by 25% after 13 months and 25% after 25 months.

   In July 1999, as collateral for inventory purchases made by a third party manufacturer on behalf of the Company, the Company has issued a stand-by letter of credit for $4,000,000 which is collateralized by a United States Government Security. The letter of credit is irrevocable and expires in October 1999.

1998 Stock Incentive Plan

   In August 1998, the 1998 Stock Incentive Plan (the "Plan") was adopted by the board of directors (the "Board") and received stockholder approval on October 19, 1998. Up to 8,855,000 shares of common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the Plan. The Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

   Officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the Plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 500,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company. The Board determines

                            SYCAMORE NETWORKS, INC
                       (A Development Stage Enterprise)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

the term of each option, the option exercise price, and the vesting terms. Stock options generally expire ten years from the date of grant. The Plan permits the Board to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   All employees who have been granted options by the Company under the 1998 Stock Incentive Plan are eligible to elect immediate exercise of all such options. However, shares obtained by employees who elect immediate exercise prior to the original option vesting schedule are subject to the Company's right of repurchase, at the option exercise price, in the event of termination. The Company's repurchase rights lapse at the same rate as the shares would have become exercisable under the original vesting schedule.

Deferred Stock Compensation

   During the period from August 1, 1998 to May 1, 1999, the Company granted stock awards to purchase 3,964,604 shares of its common stock with exercise prices ranging from $.05 to $1.00. The Company recorded deferred compensation and compensation expense relating to these awards totaling $4,869,000 and $261,000, respectively, representing the difference between the deemed fair market value of the common stock on the date of grant and the exercise price. Compensation relating to options which vested immediately upon grant was expensed in full at the date of grant, while compensation related to options which vest over time was recorded as a component of stockholders' deficit and is being amortized over the vesting periods of the related options.

Non-Employee Stock Compensation

   During the nine months ended May 1, 1999, the Company granted 63,500 stock awards to non-employees with an estimated fair value of $322,000. The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: a weighted-average risk free interest rates of 4.5%, a weighted-average expected option life of 3 years, no dividend yield and a 60% volatility. For the nine months ended May 1, 1999, the Company recognized compensation expense of $235,000 related to these options.

Stockholder Note Receivable

   At May 1, 1999, the Company held a note receivable in the amount of $17,500 from a stockholder in consideration for the purchase of common stock. The note is due in February 2004 and is collateralized by the underlying common stock and, consequently, is reflected as a component of stockholders' deficit.

Common Stock Purchase Option

   In March 1999, the Company signed a Purchase and License Agreement (the "Agreement') with a customer to provide certain Company products. Under the terms of the Agreement, the customer also has the right to purchase shares of the Company in the Company's initial public offering ("IPO") of shares on a national exchange to an upper limit equal to the number of shares, which when multiplied by the initial public offering price, equals 5% of the dollar value of the customer's accumulated purchases of the Company's products and services as of the date of the initial public offering, but in no event more than 5% of the shares offered in the IPO.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $31,970
   NASD filing fee.....................................................  12,000
   Nasdaq National Market listing fee..................................    *
   Printing and engraving expenses.....................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Blue Sky fees and expenses (including legal fees)...................    *
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
       Total...........................................................    *
                                                                        =======

--------
   * To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Article EIGHTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article NINTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article NINTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   The Registrant expects to obtain liability insurance for its officers and directors.

Item 15. Recent Sales of Unregistered Securities.

   Since inception, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

     (a) Issuances of Capital Stock.

      1. Between February 18, 1998 and October 28, 1998, the Registrant issued and sold pursuant to stock restriction agreements outside of the 1998 Stock Incentive Plan an aggregate of 5,115,604 shares of its common stock for an aggregate purchase price of approximately $158,005.

      2. Between February 19, 1998 and October 29, 1998, the Registrant issued and sold an aggregate of 8,961,812 shares of its Series A redeemable convertible preferred stock for an aggregate purchase price of approximately $8,155,249.

      3. Between October 26, 1998 and July 31, 1999, the Registrant issued and sold pursuant to stock restriction agreements under the 1998 Stock Incentive Plan an aggregate of 617,500 shares of its common stock for an aggregate purchase price of $353,250.

      4. Between December 3, 1998 and February 11, 1999, the Registrant issued and sold an aggregate of 3,607,062 shares of its Series B redeemable convertible preferred stock for an aggregate purchase price of $12,624,717.

      5. On March 2, 1999, the Registrant issued and sold an aggregate of 2,500,000 shares of its Series C redeemable convertible preferred stock for an aggregate purchase price of $20,000,000.

      6. On July 23, 1999, the Registrant issued and sold an aggregate of 692,201 shares of its Series D redeemable convertible preferred stock for an aggregate price of $14,999,996.

     (b) Certain Grants and Exercises of Stock Options.

      1. From inception through June 30, 1999, the Registrant granted stock options to purchase 1,856,200 shares of common stock at exercise prices ranging from $.05 to $1.00 per share to employees, consultants and directors pursuant to its 1998 Stock Incentive Plan, as amended.

      2. From inception through June 30, 1999, the Registrant issued and sold an aggregate of 18,500 shares of its common stock to employees, consultants and directors for aggregate consideration of approximately $6,025 pursuant to exercises of options granted under its 1998 Stock Incentive Plan.

   No underwriters were involved in any of the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock and sales of restricted common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
   No.                                Description
 ------- ---------------------------------------------------------------------
   *1.1  Form of Underwriting Agreement
    3.1  Certificate of Incorporation of the Registrant, as amended
   *3.2  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed prior to the closing of this offering
    3.3  By-Laws of the Registrant
   *3.4  Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering
   *4.1  Specimen common stock certificate
    4.2  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
    4.3  Second Amended and Restated Investor Rights Agreement dated February
         26, 1999, as amended by Amendment No. 1 dated July 23, 1999
   *5.1  Opinion of Hale and Dorr LLP
   10.1  1998 Stock Incentive Plan, as amended
  *10.2  1999 Non-Employee Directors' Option Plan
  +10.3  Purchase and License Agreement between Sycamore and Williams
         Communications, Inc.
   10.4  Letter Agreement between Sycamore and Fleet National Bank dated April
         22, 1999
   10.5  Inventory and Accounts Receivable Security Agreement between Sycamore and Fleet National Bank dated April 22, 1999
   10.6  Supplementary Security Agreement between Sycamore and Fleet National
         Bank dated April 22, 1999
   10.7  Lease dated as of December 21, 1998 between BerCar II LLC, a
         Massachusetts limited liability company and the Company regarding 10
         Elizabeth Drive, Chelmsford, MA
  *10.8  1999 Stock Incentive Plan
   23.1  Consent of PricewaterhouseCoopers LLP
  *23.2  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
   24.1  Powers of Attorney (see page II-5)
   27.1  Financial Data Schedule

--------
*  To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.

   (b) Financial Statement Schedules:

   All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

    (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 6th day of August, 1999.

                                          SYCAMORE NETWORKS, INC.

                                          By: /s/ Daniel E. Smith
                                             ----------------------------------
                                             Daniel E. Smith
                                             President and Chief Executive
                                              Officer

                       POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers, directors and authorized representatives of Sycamore Networks, Inc. hereby severally constitute and appoint Gururaj Deshpande, Daniel E. Smith and Frances M. Jewels, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Sycamore Networks, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on August 6, 1999.

              Signature                        Title

       /s/ Gururaj Deshpande         Chairman of the Board of Directors
-----------------------------------
         Gururaj Deshpande

        /s/ Daniel E. Smith          President, Chief Executive Officer and
-----------------------------------  Director
          Daniel E. Smith

       /s/ Fances M. Jewels          Chief Financial Officer, Vice President,
-----------------------------------  Finance and Administration, Secretary and
         Frances M. Jewels           Treasurer

        /s/ Timothy Barrows          Director
-----------------------------------
          Timothy Barrows

          /s/ Paul Ferri             Director
-----------------------------------
           Paul J. Ferri

                                 EXHIBIT INDEX

 Exhibit
   No.                                Description
 ------- ---------------------------------------------------------------------
   *1.1  Form of Underwriting Agreement
    3.1  Certificate of Incorporation of the Registrant, as amended
   *3.2  Form of Amended and Restated Certificate of Incorporation of the
         Registrant, to be filed prior to the closing of this offering
    3.3  By-Laws of the Registrant
   *3.4  Form of Amended and Restated By-Laws of the Registrant, to be
         effective upon the closing of this offering
   *4.1  Specimen common stock certificate
    4.2  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
    4.3  Second Amended and Restated Investor Rights Agreement dated February
         26, 1999, as amended by Amendment No. 1 dated July 23, 1999
   *5.1  Opinion of Hale and Dorr LLP
   10.1  1998 Stock Incentive Plan, as amended
  *10.2  1999 Non-Employee Directors' Option Plan
  +10.3  Purchase and License Agreement between Sycamore and Williams
         Communications, Inc.
   10.4  Letter Agreement between Sycamore and Fleet National Bank dated April
         22, 1999
   10.5  Inventory and Accounts Receivable Security Agreement between Sycamore and Fleet National Bank dated April 22, 1999
   10.6  Supplementary Security Agreement between Sycamore and Fleet National
         Bank dated April 22, 1999
   10.7  Lease dated as of December 21, 1998 between BerCar II LLC, a
         Massachusetts limited liability company and the Company regarding 10
         Elizabeth Drive, Chelmsford, MA
  *10.8  1999 Stock Incentive Plan
   23.1  Consent of PricewaterhouseCoopers LLP
  *23.2  Consent of Hale and Dorr LLP (included in Exhibit 5.1)
   24.1  Powers of Attorney (see page II-5)
   27.1  Financial Data Schedule

--------
*  To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.